As filed with the Securities and Exchange Commission on October 10, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

REGISTRATION STATEMENT

ON

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

iSHARES® GOLD TRUST

SPONSORED BY iSHARES® DELAWARE TRUST SPONSOR LLC

(Exact name of Registrant as specified in its charter)

New York	1040	81-6124036
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

c/o iShares® Delaware Trust Sponsor LLC

400 Howard Street, San Francisco, CA 94105

Attn: Product Management Team,

iShares Product Research & Development

(415) 670-2000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

iShares® Delaware Trust Sponsor LLC

400 Howard Street, San Francisco, CA 94105

Attn: Product Management Team,

iShares Product Research & Development

(415) 670-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Yeres, Esq. Clifford Chance US LLP 31 West 52nd Street New York, NY 10019	Deepa Damre, Esq. BlackRock, Inc. 400 Howard Street San Francisco, CA 94105

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by checkmark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer ☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)

CALCULATION OF THE REGISTRATION FEE
Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
iShares	59,050,000	$11.643	$687,489,625	$79,886.29
(1)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on an average of the high and low price of the Shares on NYSE Arca of $11.643 on October 6, 2014.

This registration statement is filed pursuant to Rule 415(a)(6) under the Securities Act, and the securities being registered hereunder include 21,650,000 unsold securities previously registered under Registration Statement No. 333-187251, filed with the Commission on March 14, 2013. In accordance with Rule 415(a)(6), the filing fee of $45,285.18 previously paid for the registration of such unsold securities will continue to apply to such unsold securities, and the amount of the registration fee calculated above reflects only the new securities being registered. Registration Statement No. 333-187251 will be deemed terminated as of the date of effectiveness of this Registration Statement.

80,700,000 Shares

iShares® Gold Trust

The iShares® Gold Trust (the “Trust”) issues shares (“Shares”) representing fractional undivided beneficial interests in its net assets. The assets of the Trust consist primarily of gold held by a custodian on behalf of the Trust. The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Shares are listed and trade on NYSE Arca under the symbol “IAU.” Market prices for the Shares may be different from the net asset value per Share. iShares® Delaware Trust Sponsor LLC (the “Sponsor”) is the sponsor of the Trust; The Bank of New York Mellon (the “Trustee”) is the trustee of the Trust, and JPMorgan Chase Bank N.A., London branch, (the “Custodian”) is the custodian of the Trust. The Trust is not an investment company registered under the Investment Company Act of 1940. The Trust is not a commodity pool for purposes of the Commodity Exchange Act.

The Trust intends to issue Shares on a continuous basis. The Trust issues and redeems Shares only in blocks of 50,000 or integral multiples thereof. A block of 50,000 Shares is called a “Basket.” These transactions take place in exchange for gold. Only registered broker-dealers that become authorized participants by entering into a contract with the Sponsor and the Trustee may purchase or redeem Baskets. Shares will be offered to the public from time to time at prices that will reflect the price of gold and the trading price of the Shares on NYSE Arca at the time of the offer.

On October 9, 2014, the Shares closed on NYSE Arca at $11.84 and the London PM Fix was $1,226.75 (London PM Fix is, as of any day, the price of gold fixed in the afternoon of such day (London time) by the London Gold Market Fixing Ltd.).

Except when aggregated in Baskets, Shares are not redeemable securities.

Investing in the Shares involves significant risks. See “Risk Factors” starting on page 6.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the securities offered in this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Shares are not interests in nor obligations of either the Sponsor or the Trustee.

“iShares” is a registered trademark of BlackRock Fund Advisors and its affiliates.

The date of this prospectus is October 10, 2014.

i

(continued)

ii

PROSPECTUS SUMMARY

Although the Sponsor believes that this summary is materially complete, you should read the entire prospectus, including “Risk Factors” beginning on page 6, before making an investment decision about the Shares.

Trust Structure, the Sponsor, the Trustee and the Custodian

The Trust was formed on January 21, 2005 when an initial deposit of gold was made in exchange for the issuance of three Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust. However, there may be situations where the Trust will unexpectedly hold cash. For example, a claim may arise against a third party, which is settled in cash. In situations where the Trust unexpectedly receives cash or other assets, no new Shares will be issued until after the record date for the distribution of such cash or other property has passed.

The Sponsor of the Trust is iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company and an indirect subsidiary of BlackRock, Inc. The Shares are not obligations of, and are not guaranteed by iShares® Delaware Trust Sponsor LLC, or any of its subsidiaries or affiliates.

The Trust is governed by the provisions of the Third Amended and Restated Depositary Trust Agreement (as amended from time to time, the “Trust Agreement”) executed on February 28, 2013 by the Sponsor and the Trustee.

The Trust issues Shares only in Baskets of 50,000 or integral multiples thereof. Baskets of Shares may be redeemed by the Trust in exchange for the amount of gold corresponding to their redemption value. Individual Shares are not redeemed by the Trust, but are listed and trade on NYSE Arca under the symbol “IAU.” The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The material terms of the Trust are discussed in greater detail under the section “Description of the Shares and the Trust Agreement.” The Trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s fee (the “Trustee’s Fee”), the Custodian’s fee (the “Custodian’s Fee”), NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The Sponsor does not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor trustee if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within thirty days. The Sponsor also has the right to replace the Trustee during the ninety days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the Trust or on any subsequent third anniversary thereafter. The Sponsor also has the right to approve any new or additional custodian that the Trustee may wish to appoint.

The Trustee is The Bank of New York Mellon and the Custodian is JPMorgan Chase Bank N.A., London branch. The agreement between the Trust and the Custodian is governed by English law.

The Trustee is responsible for the day-to-day administration of the Trust. The responsibilities of the Trustee include (1) processing orders for the creation and redemption of Baskets; (2) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (3) calculating the net asset value of the Trust on each business day; and (4) selling the Trust’s gold as needed to cover the Trust’s expenses. For a more detailed description of the role and responsibilities of the Trustee see “Description of the Shares and the Trust Agreement” and “The Trustee.”

The Custodian is responsible for safekeeping the gold owned by the Trust. The Custodian is appointed by the Trustee and is responsible to the Trustee only. The general role and responsibilities of the Custodian are further described in “The Custodian.” The Custodian has no obligation to accept any additional delivery on behalf of the Trust if, after giving effect to such delivery, the total value of the Trust’s gold held by the Custodian exceeds $50 billion. If this limit is exceeded, it is anticipated that the Trustee, with the consent of the Sponsor, will retain an additional custodian. If an additional custodian becomes necessary, the Trustee will seek to hire the additional custodian under terms and conditions substantially similar to those in the Custodian Agreement with JPMorgan Chase Bank N.A., London branch. However, because the agreement with the additional custodian will only be negotiated when the need for the additional custodian arises, it may not be possible for the Trustee to locate at that time an additional custodian that agrees to exactly the same terms of the agreement with JPMorgan Chase Bank N.A., London branch. As a result, the new agreement may differ from the current one with JPMorgan Chase Bank N.A., London branch, with respect to issues like duration, fees, maximum amount of gold that the additional custodian will hold on behalf of the Trust, scope of the additional custodian’s liability and the additional custodian’s standard of care.

Trust Objective

The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold. The Trust receives gold deposited with it in exchange for the creation of Baskets of Shares, sells gold as necessary to cover the Trust expenses and other liabilities and delivers gold in exchange for Baskets of Shares surrendered to it for redemption.

The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market. An investment in Shares is:

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed by gold, identified on the Custodian’s books as the property of the Trust, and held by the Custodian in New York, Toronto, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts at prices expected to be less than the amount required for currently existing means of investing in physical gold. Shares are eligible for margin accounts.

Listed.

The Shares are listed and trade on NYSE Arca under the symbol “IAU.”

Relatively cost efficient.

Because the expenses involved in an investment in physical gold are dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold. See “Business of the Trust—Trust Objective.”

Principal Offices

The Sponsor’s office is located at 400 Howard Street, San Francisco, CA 94105. The Trustee has a Trust office at 2 Hanson Place, 9th Floor, Brooklyn, New York 11217. The Custodian’s office is located at 125 London Wall, London, EC2Y 5AJ, England.

THE OFFERING

Offering	The Shares represent units of fractional undivided beneficial interest in the net assets of the Trust.

Use of proceeds

Proceeds received by the Trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the Custodian on behalf of the Trust until (i) delivered to Authorized Participants in connection with a redemption of Baskets or (ii) sold to pay the fee due to the Sponsor and Trust expenses or liabilities not assumed by the Sponsor.

NYSE Arca symbol	IAU

CUSIP	464285105

Creation and redemption

The Trust issues and redeems Baskets of Shares on a continuous basis (a Basket equals 50,000 Shares). Baskets of Shares are only issued or redeemed in exchange for an amount of gold determined by the Trustee on each day that NYSE Arca is open for regular trading. No Shares are issued unless the Custodian has allocated to the Trust’s account the corresponding amount of gold. Initially, a Basket required delivery of 5,000 fine ounces of gold. The amount of gold necessary for the creation of a Basket, or to be received upon redemption of a Basket, will decrease over the life of the Trust, due to the payment or accrual of fees and other expenses or liabilities payable by the Trust. On June 24, 2010, after giving effect to the ten-for-one share split that occurred on that date, creation of a Basket required delivery of 489.368 fine ounces of gold. Baskets may be created or redeemed only by Authorized Participants, who pay the Trustee a transaction fee for each order to create or redeem Baskets. See “Description of the Shares and the Trust Agreement” for more details.

Net Asset Value

The net asset value of the Trust is obtained by subtracting the Trust’s expenses and liabilities on any day from the value of the gold owned by the Trust on that day; the net asset value per Share, or NAV, is obtained by dividing the net asset value of the Trust on a given day by the number of Shares outstanding on that date. On each day on which NYSE Arca is open for regular trading, the Trustee determines the NAV as promptly as practicable after 4:00 p.m. (New York time). The Trustee values the Trust’s gold on the basis of the London PM Fix. If there is no London PM Fix on that day, the Trustee is authorized to use the most recently announced London AM Fix unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation. See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value.”

Trust expenses

The Trust’s only ordinary recurring expense is expected to be the remuneration due to the Sponsor (the “Sponsor’s Fee”). In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the following administrative and marketing expenses of the Trust: the Trustee’s Fee, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.
The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.25% of the net asset value of the Trust and is payable monthly in arrears. The Trustee from time to time sells gold in such quantity as is necessary to permit payment of the Sponsor’s Fee and may also sell gold in such quantities as may be necessary to permit the payment of Trust expenses and liabilities not assumed by the Sponsor. The Trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold may vary from time to time depending on the level of the Trust’s expenses and liabilities and the market price of gold. See “Business of the Trust—Trust Expenses” and “Description of the Shares and the Trust Agreement—Trust Expenses and Gold Sales.”

Tax Considerations

Owners of Shares are treated, for U.S. federal income tax purposes, as if they owned a corresponding share of the assets of the Trust. They are also viewed as if they directly received a corresponding share of any income of the Trust, or as if they had incurred a corresponding share of the expenses of the Trust. Consequently, each sale of gold by the Trust constitutes a taxable event to Shareholders. See “United States Federal Income Tax Consequences— Taxation of U.S. Shareholders” and “ERISA and Related Considerations.”

Voting Rights	Owners of Shares do not have any voting rights. See “Description of the Shares and the Trust Agreement—Voting Rights.”

Suspension of Issuance, Transfers and Redemptions

The Trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time, if the Trustee or the Sponsor think it advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted, or the exchange is closed, or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable. See “Description of the Shares and the Trust Agreement—Requirements for Trustee Actions.”

Limitation on Liability	The Sponsor and the Trustee:

	•	are only obligated to take the actions specifically set forth in the Trust Agreement without negligence or bad faith;

	•	are not liable for the exercise of discretion permitted under the Trust Agreement; and

	•	have no obligation to prosecute any lawsuit or other proceeding on behalf of the Shareholders or any other person.

See “Description of the Shares and the Trust Agreement—Limitations on Obligations and Liability.”

Termination events	The Trustee will terminate the Trust Agreement if:

	•	the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

	•	holders of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

	•	60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

	•	the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of that determination;

	•	the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million for five consecutive trading days and the Trustee receives, within six months from the last of those trading days, notice that the Sponsor has decided to terminate the Trust;

	•	the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act and the Trustee has actual knowledge of that determination; or

•

the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable.

If not terminated earlier by the Trustee, the Trust will terminate on January 19, 2045. See “Description of the Shares and the Trust Agreement—Amendment and Termination.” After termination of the Trust, the Trustee will deliver Trust property upon surrender and cancellation of Shares and, ninety days after termination, may sell any remaining Trust property in a private or public sale, and hold the proceeds, uninvested and in a non-interest bearing account, for the benefit of the holders who have not surrendered their Shares for cancellation. See “Description of the Shares and the Trust Agreement—Amendment and Termination.”

Authorized Participants

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must be a registered broker-dealer, a participant in DTC, have entered into an agreement with the Trustee (the “Authorized Participant Agreement”) and be in a position to transfer gold to, and take delivery of gold from, the Custodian through one or more gold accounts. The Authorized Participant Agreement provides the procedures for the creation and redemption of Baskets and for the delivery of gold in connection with such creations or redemptions. A list of the current Authorized Participants can be obtained from the Trustee or the Sponsor.

Clearance and settlement

The Shares are issued in book-entry form only. Transactions in Shares clear through the facilities of DTC. Investors may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

SUMMARY FINANCIAL CONDITION

As of the close of business on September 30, 2014, the net asset value of the Trust was $6,351,538,769 and the NAV was $11.78.

RISK FACTORS

Before making an investment decision, you should consider carefully the risks described below, as well as the other information included in this prospectus.

Changes in the administration of the London gold fix and any actual or perceived disruption of that benchmark may have an effect on the price of gold and, therefore, the value of your Shares.

The London PM Fix is currently a widely used reference price for determining the daily value of gold. On July 29, 2014, the London Bullion Market Association (“LBMA”) and the London Gold Market Fixing Limited (“LGMFL”) announced that in late August 2014, they would start soliciting proposals and market consultations with a view to appointing an independent third party to assume responsibility for the administration of the London gold fixing. According to the original announcement, the LBMA and the LGMFL anticipated that the selection of the new administrator would be announced in late September 2014 and the implementation will be completed by the end of 2014. As of the date of this prospectus, the LBMA indicates on its website that it envisages that a third-party administrator of the London Fix will be announced in October 2014 and that implementation will be complete by the end of November 2014.

These announcements follow press reports in March 2013 that the Commodity Futures Trading Commission (the “CFTC”) was reviewing the transparency of the setting of prices of gold and silver in London, and the imposition in May 2014 by the UK’s Financial Conduct Authority (the “FCA”) of a £26 million fine on Barclays Bank plc (one of the participants in the daily London gold fixing) for its failure to implement adequate risk and conflicts of interest management systems in connection with the conduct of one of its traders who, during the afternoon fixing on June 28, 2012, placed and withdrew sell orders allegedly seeking to influence the fixing outcome.

Because the objective of the Trust is to reflect the performance of the price of gold, any actual disruption of market activities resulting in the discovery of the price of gold will have an effect on the value of the Shares. In addition, if there is a perception that the price of gold is susceptible to intentional disruption, or if the new administration proceedings to be announced by the LBMA and the LGMFL later this year are not received with confidence by the markets, the behavior of investors and traders in gold may change, and those changes may have an effect on the price of gold (and, consequently, the value of the Shares). In either case, the intervention of extraneous events disruptive of the normal interaction of supply and demand at any given time may result in distorted prices and losses on an investment in the Shares that, but for such extraneous events, might not have occurred.

Other effects of a disruption of the London gold fix on the operations of the Trust include the potential for an incorrect valuation of the Trust’s gold, an inaccurate computation of the Sponsor’s fees, and the sales of gold to cover Trust expenses at prices that do not accurately reflect the fundamentals of the gold market. Each of these events could have an adverse effect on the value of the Shares.

As of the date of this prospectus, the Sponsor does not have any reason to believe that the London PM Fix (used by the Trust for the daily valuation of its gold, the determination of the Sponsor’s fee and the price of gold sold to cover Trust expenses) may not fairly represent the price of the gold held by the Trust. Should this situation change, the Sponsor expects to use the powers granted by the Trust’s governing documents to seek to replace the London PM Fix with a more reliable indicator of the value of the Trust’s gold. There is no assurance that such alternative value indicator will be identified, or that the process of changing from the London PM Fix to a new benchmark price will not adversely affect the price of the Shares.

Because the Shares are created to reflect the price of the gold held by the Trust, the market price of the Shares will be as unpredictable as the price of gold has historically been. This creates the potential for losses, regardless of whether you hold Shares for a short-, mid- or long-term.

Shares are created to reflect, at any given time, the market price of gold owned by the Trust at that time less the Trust’s expenses and liabilities. Because the value of Shares depends on the price of gold, it is subject to fluctuations similar to those affecting gold prices. The price of gold has fluctuated widely over the past several years. If gold markets continue to be characterized by the wide fluctuations that they have shown in the past several years, the price of the Shares will change widely and in an unpredictable manner. This exposes your investment in Shares to potential losses if you need to sell your Shares at a time when the price of gold is lower than it was when you made your investment in Shares. Even if you are able to hold Shares for the mid- or long-term you may never realize a profit, because gold markets have historically experienced extended periods of flat or declining prices.

Following an investment in Shares, several factors may have the effect of causing a decline in the prices of gold and a corresponding decline in the price of Shares. Among them:

•

Large sales, including those by the official sector (government, central banks and related institutions), which own a significant portion of the aggregate world holdings. If one or more of these institutions decides to sell in amounts large enough to cause a decline in world gold prices, the price of the Shares will be adversely affected.

•

A significant increase in gold hedging activity by gold producers. Should there be an increase in the level of hedge activity of gold producing companies, it could cause a decline in world gold prices, adversely affecting the price of the Shares.

•

A significant change in the attitude of speculators and investors towards gold. Should the speculative community take a negative view towards gold, it could cause a decline in world gold prices, negatively impacting the price of the Shares.

Conversely, several factors may trigger a temporary increase in the price of gold prior to your investment in the Shares. If that is the case, you will be buying Shares at prices affected by the temporarily high prices of gold, and you may incur losses when the causes for the temporary increase disappear.

The amount of gold represented by each Share will decrease over the life of the Trust due to the sales of gold necessary to pay the Sponsor’s Fee and Trust expenses. Without increases in the price of gold sufficient to compensate for that decrease, the price of the Shares will also decline and you will lose money on your investment in Shares.

Although the Sponsor has agreed to assume all organizational and certain ordinary administrative and marketing expenses incurred by the Trust, not all Trust expenses have been assumed by the Sponsor. For example, any taxes and other governmental charges that may be imposed on the Trust’s property will not be paid by the Sponsor. As part of its agreement to assume some of the Trust’s ordinary administrative expenses, the Sponsor has agreed to pay legal fees and expenses of the Trust not in excess of $100,000 per annum. Any legal fees and expenses in excess of that amount will be the responsibility of the Trust.

Because the Trust does not have any income, it needs to sell gold to cover the Sponsor’s Fee and expenses not assumed by the Sponsor. The Trust may also be subject to other liabilities (for example, as a result of litigation) which have also not been assumed by the Sponsor. The only source of funds to cover those liabilities will be sales of gold held by the Trust. Even if there are no expenses other than those assumed by the Sponsor, and there are no other liabilities of the Trust, the Trustee will still need to sell gold to pay the Sponsor’s Fee. The result of these sales is a decrease in the amount of gold represented by each Share. New deposits of gold, received in exchange for new Shares issued by the Trust, do not reverse this trend.

A decrease in the amount of gold represented by each Share results in a decrease in its price even if the price of gold has not changed. To retain the Share’s original price, the price of gold has to increase. Without that increase, the lesser amount of gold represented by the Share will have a correspondingly lower price. If these increases do not occur, or are not sufficient to counter the lesser amount of gold represented by each Share, you will sustain losses on your investment in Shares.

An increase in the Trust expenses not assumed by the Sponsor, or the existence of unexpected liabilities affecting the Trust, will force the Trustee to sell larger amounts of gold, and will result in a more rapid decrease of the amount of gold represented by each Share and a corresponding decrease in its value.

The Trust is a passive investment vehicle. This means that the value of your Shares may be adversely affected by Trust losses that, if the Trust had been actively managed, it might have been possible to avoid.

The Trustee does not actively manage the gold held by the Trust. This means that the Trustee does not sell gold at times when its price is high, or acquire gold at low prices in the expectation of future price increases. It also means that the Trustee does not make use of any of the hedging techniques available to professional gold investors to attempt to reduce the risks of losses resulting from price decreases. Any losses sustained by the Trust will adversely affect the value of your Shares.

The price received upon the sale of Shares may be less than the value of the gold represented by them.

The result obtained by subtracting the Trust’s expenses and liabilities on any day from the price of the gold owned by the Trust on that day is the net asset value of the Trust which, when divided by the number of Shares outstanding on that date, results in the net asset value per Share, or NAV.

Shares may trade at, above or below their NAV. The NAV will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAVs as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the Shares will trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the market for gold will be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount on Shares, may widen.

The liquidation of the Trust may occur at a time when the disposition of the Trust’s gold will result in losses to investors in Shares.

The Trust will have limited duration. If certain events occur, at any time, the Trustee will have to terminate the Trust. Otherwise, the Trust will terminate automatically on January 19, 2045. See “Description of the Shares and the Trust Agreement—Amendment and Termination” for more information about the termination of the Trust, including when events outside the control of the Sponsor, the Trustee or the Shareholders may prompt the Trust’s termination.

Upon termination of the Trust, the Trustee will sell gold in the amount necessary to cover all expenses of liquidation, and to pay any outstanding liabilities of the Trust. The remaining gold will be distributed among investors surrendering Shares. Any gold remaining in the possession of the Trustee after 90 days may be sold by the Trustee and the proceeds of the sale will be held by the Trustee until claimed by any remaining holders of Shares. Sales of gold in connection with the liquidation of the Trust at a time of low prices will likely result in losses, or adversely affect your gains, on your investment in Shares.

There may be situations where an Authorized Participant is unable to redeem a Basket of Shares. To the extent the value of gold decreases, these delays may result in a decrease in the value of the gold the Authorized Participant will receive when the redemption occurs, as well as a reduction in liquidity for all shareholders in the secondary market.

Although Shares surrendered by Authorized Participants in Basket-size aggregations are redeemable in exchange for the underlying amount of gold, redemptions may be suspended during any period while regular trading on NYSE Arca is suspended or restricted, or in which an emergency exists that makes it reasonably impracticable to deliver, dispose of, or evaluate gold. If any of these events occurs at a time when an Authorized Participant intends to redeem Shares, and the price of gold decreases before such Authorized Participant is able again to surrender for redemption Baskets of Shares, such Authorized Participant will sustain a loss with respect to the amount that it would have been able to obtain in exchange for the gold received from the Trust upon the redemption of its Shares, had the redemption taken place when such Authorized Participant originally intended it to occur. As a consequence, Authorized Participants may reduce their trading in Shares during periods of suspension, decreasing the number of potential buyers of Shares in the secondary market and, therefore, decreasing the price a Shareholder may receive upon sale.

The liquidity of the Shares may also be affected by the withdrawal from participation of Authorized Participants.

In the event that one or more Authorized Participants that have substantial interests in Shares withdraw from participation, the liquidity of the Shares will likely decrease which could adversely affect the market price of the Shares and result in your incurring a loss on your investment.

Authorized Participants with large holdings may choose to terminate the Trust.

Holders of 75% of the Shares have the power to terminate the Trust. This power may be exercised by a relatively small number of holders. If it is so exercised, investors who wished to continue to invest in gold through the vehicle of the Trust will have to find another vehicle, and may not be able to find another vehicle that offers the same features as the Trust.

The lack of an active trading market for the Shares may result in losses on your investment at the time of disposition of your Shares.

Although Shares are listed for trading on NYSE Arca, you should not assume that an active trading market for the Shares will develop or be maintained. If you need to sell your Shares at a time when no active market for them exists, such lack of an active market will most likely adversely affect the price you receive for your Shares (assuming you are able to sell them).

If the process of creation and redemption of Baskets of Shares encounters any unanticipated difficulties, the possibility for arbitrage transactions intended to keep the price of the Shares closely linked to the price of gold may not exist and, as a result, the price of the Shares may fall or otherwise diverge from NAV.

If the processes of creation and redemption of Shares (which depend on timely transfers of gold to and by the Custodian) encounter any unanticipated difficulties, potential market participants, such as the Authorized Participants and their customers, who would otherwise be willing to purchase or redeem Baskets of Shares to take advantage of any arbitrage opportunity arising from discrepancies between the price of the Shares and the price of the underlying gold may not take the risk that, as a result of those difficulties, they may not be able to realize the profit they expect. If this is the case, the liquidity of the Shares may decline and the price of the Shares may fluctuate independently of the price of gold and may fall or otherwise diverge from NAV.

As an owner of Shares, you will not have the rights normally associated with ownership of other types of shares.

Shares are not entitled to the same rights as shares issued by a corporation. By acquiring Shares, you are not acquiring the right to elect directors, to receive dividends, to vote on certain matters regarding the issuer of your Shares or to take other actions normally associated with the ownership of shares. You will only have the limited rights described under “Description of the Shares and the Trust Agreement.”

As an owner of Shares, you will not have the protections normally associated with ownership of shares in an investment company registered under the Investment Company Act of 1940, or the protections afforded by the Commodity Exchange Act of 1936.

The Trust is not registered as an investment company for purposes of United States federal securities laws, and is not subject to regulation by the SEC as an investment company. Consequently, the owners of Shares do not have the regulatory protections provided to investors in investment companies. For example, the provisions of the Investment Company Act that limit transactions with affiliates, prohibit the suspension of redemptions (except under certain limited circumstances) or limit sales loads do not apply to the Trust.

The Trust does not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act (“CEA”), as administered by the CFTC. Furthermore, the Trust is not a commodity pool for purposes of the CEA. Consequently, the Trustee is not subject to registration as a commodity pool operator, the owners of Shares do not receive the disclosure document and certified annual report required to be delivered by a commodity pool operator and the owners of Shares do not have the regulatory protections provided to investors in CEA-regulated instruments or commodity pools.

The value of the Shares will be adversely affected if gold owned by the Trust is lost or damaged in circumstances in which the Trust is not in a position to recover the corresponding loss.

The Custodian is responsible to the Trust for loss or damage to the Trust’s gold only under limited circumstances. The agreement with the Custodian contemplates that the Custodian will be responsible to the Trust only if it acts with negligence, fraud or in willful default of its obligations under the Custodian Agreement. In addition, the Custodian has agreed to indemnify the Trust for any loss or liability directly resulting from a breach of the Custodian’s representations and warranties in the Custodian Agreement, a failure of the Custodian to act in accordance with the Trustee’s instructions or any physical loss, destruction or damage to the gold held for the Trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the Custodian for which the Custodian will not be responsible to the Trust. The Custodian has no obligation to replace any gold lost under circumstances for which the Custodian is liable to the Trust. The Custodian’s liability to the Trust, if any, will be limited to the value of any gold lost, or the amount of any balance held on an unallocated basis, at the time of the Custodian’s negligence, fraud or willful default, or at the time of the act or omission giving rise to the claim for indemnification.

In addition, because the Custodian Agreement is governed by English law, any rights which the holders of the Shares may have against the Custodian will be different from, and may be more limited than, those that could have been available to them under the laws of a different jurisdiction. The choice of English law to govern the Custodian agreement, however, is not expected to affect any rights that the holders of the Shares may have against the Trust or the Trustee.

Any loss of gold owned by the Trust will result in a corresponding loss in the NAV and it is reasonable to expect that such loss will also result in a decrease in the value at which the Shares are traded on NYSE Arca.

Gold transferred to the Trust in connection with the creation of Baskets of Shares may not be of the quality required under the Trust Agreement. The Trust will sustain a loss if the Trustee issues Shares in exchange for gold of inferior quality and that loss will adversely affect the value of all existing Shares.

The procedures agreed to with the Custodian contemplate that the Custodian must undertake certain tasks in connection with the inspection of gold delivered by Authorized Participants in exchange for Baskets of Shares. The Custodian’s inspection includes review of the corresponding bar list to ensure that it accurately describes the weight, fineness, refiner marks and bar numbers appearing on the gold bars, but does not include any chemical or other tests designed to verify that the gold received does, in fact, meet the purity requirements referred to in the Trust Agreement. Accordingly, such inspection procedures may not prevent the deposit of gold that fails to meet these purity standards. Each Authorized Participant that deposits gold in the Trust is liable to the Trust if that gold does not meet the requirements of the Trust Agreement. The Custodian will not be responsible or liable to the Trust or to any investor in the event any gold otherwise properly inspected by it does not meet the purity requirements contained in the Trust Agreement. To the extent that Baskets of Shares are issued in exchange for gold of inferior quality and the Trust is not able to recover damages from the Authorized Participant that deposited that gold, the total value of the assets of the Trust will be adversely affected and, with it, the NAV. In these circumstances, it is reasonable to expect that the value at which the Shares trade on NYSE Arca will also be adversely affected.

The value of the Shares will be adversely affected if the Trust is required to indemnify the Sponsor or the Custodian as contemplated in the Trust Agreement and the Custodian Agreement.

Under the Trust Agreement, the Sponsor has a right to be indemnified from the Trust for any liability or expense it incurs without negligence, bad faith or willful misconduct on its part. Similarly, the Custodian Agreement provides for indemnification of the Custodian by the Trust under certain circumstances. This means that it may be necessary to sell assets of the Trust in order to cover losses or liability suffered by the Sponsor or the Custodian. Any sale of that kind would reduce the net asset value of the Trust and the value of the Shares.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes statements which relate to future events or future performance. In some cases, you can identify such forward-looking statements by terminology such as “may,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus that address activities, events or developments that may occur in the future, including such matters as changes in commodity prices and market conditions (for gold and the Shares), the Trust’s operations, the Sponsor’s plans and references to the Trust’s future success and other similar matters are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses made by the Sponsor on the basis of its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate in the circumstances. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “Risk Factors.” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results or developments the Sponsor anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, the Trust’s operations or the value of the Shares. Moreover, neither the Sponsor, nor any other person assumes responsibility for the accuracy or completeness of the forward-looking statements. Neither the Trust nor the Sponsor is under a duty to update any of the forward-looking statements to conform such statements to actual results or to a change in the Sponsor’s expectations or predictions.

USE OF PROCEEDS

Proceeds received by the Trust from the issuance and sale of Baskets consist of gold deposits. Such deposits are held by the Custodian on behalf of the Trust until (i) delivered to Authorized Participants in connection with redemptions of Baskets or (ii) sold to pay fees due to the Sponsor and Trust expenses and liabilities not assumed by the Sponsor. See “Business of the Trust—Trust Expenses.”

THE GOLD INDUSTRY

Introduction

This section provides a brief introduction to the gold industry by looking at some of the key participants, detailing the primary sources of demand and supply and outlining the role of the “official” sector (i.e., central banks) in the market.

Market Participants

The participants in the world gold industry may be classified in the following sectors: the mining and producer sector, the banking sector, the official sector, the investment sector; and the manufacturing sector. A brief description of each follows.

The Mining and Producer Sector

This group includes mining companies that specialize in gold and silver production; mining companies that produce gold as a by-product of other production (such as a copper or silver producer); scrap merchants and recyclers.

The Banking Sector

Bullion banks provide a variety of services to the gold market and its participants, thereby facilitating interactions between other parties. Services provided by the bullion banking community include traditional banking products as well as mine financing, physical gold purchases and sales, hedging and risk management, inventory management for industrial users and consumers, and gold deposit and loan instruments.

The Official Sector

The official sector encompasses the activities of the various central banking operations of gold-holding countries. In September 1999 a group of 15 central banks acting to clarify their intentions with respect to their gold holdings signed the Central Bank Gold Agreement commonly called the “Washington Accord on Gold.” The signatories included the European Central Bank and the central banks of Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, Switzerland, and England. The original agreement limited incremental sales by the 15 signatories to 400 tonnes per annum over the ensuing five-year period. The original Washington Accord on Gold expired in September 2004, and was renewed by almost all of the original signatories for a second five-year period (England did not renew in 2004). The second Washington Accord Agreement expired in September 2009 and was renewed again by all signatories of the second agreement for a third five-year period. In addition, the central banks of Cyprus, Greece, Malta, Slovakia and Slovenia signed the 2009 accord. The fourth Washington Accord Agreement was renewed as of September 2014 by all signatories of the third agreement for a fourth five-year period. In addition, the banks of Estonia, Latvia and Finland signed the fourth agreement. The current per annum limit on gold sales is 400 tonnes, with total sales not to exceed 2,000 tonnes in the five-year period.

The Investment Sector

This sector includes the investment and trading activities of both professional and private investors and speculators. These participants range from large hedge and mutual funds to day-traders on futures exchanges and retail-level coin collectors.

The Manufacturing Sector

The fabrication and manufacturing sector represents all the commercial and industrial users of gold for whom gold is a daily part of their business. The jewelry industry is a large user of gold. Other industrial users of gold include the electronics and dental industries.

World Gold Supply and Demand (2004-2013)

The following table sets forth a summary of the world gold supply and demand from 2004 to 2013:

(tonnes)(1)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Supply
Mine Production	2,504	2,561	2,496	2,499	2,430	2,613	2,741	2,839	2,861	3,022
Scrap	881	902	1,132	1,005	1,350	1,726	1,711	1,659	1,634	1,280
Net Hedging Supply	-438	-92	-434	-432	-357	-234	-106	11	-40	-48
Total Supply	2,948	3,371	3,194	3,071	3,424	4,104	4,346	4,509	4,455	4,254

Demand
Jewellery	2,619	2,721	2,302	2,425	2,306	1,817	2,034	2,029	1,998	2,361
Industrial Fabrication	418	440	471	477	464	414	469	458	415	409
…of which Electronics	266	286	316	322	311	275	326	320	284	279
…of which Dental & Medical	68	62	61	58	56	53	48	43	39	36
…of which Other Industrial	85	92	95	98	97	87	95	95	92	93

(tonnes)(1)	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013
Net Official Sector	-479	-663	-365	-484	-235	-34	77	457	544	409
Retail Investment	361	412	427	442	915	825	1,229	1,569	1,357	1,778
…of which Bars	215	263	238	238	654	536	935	1,242	1,036	1,377
…of which Coins	146	148	189	204	261	289	295	327	321	401
Physical Demand	2,920	2,909	2,835	2,861	3,450	3,023	3,809	4,512	4,315	4,957
Physical Surplus/ Deficit	28	462	359	210	-26	1,081	536	-3	140	-703
ETF Inventory Build	133	208	260	253	321	623	382	185	279	-880
Exchange Inventory Build	83	29	32	-10	34	39	54	-6	-10	-99
Net Balance	-188	225	67	-33	-381	418	100	-182	-129	277
Gold Price (London PM, US$/oz)	409.17	444.45	603.77	695.39	871.96	972.35	1,224.52	1,571.52	1,668.98	1,411.23

Note: Totals may not add due to independent rounding. Net producer hedging is the change in the physical market impact of mining companies’ gold loans, forwards and options positions.

(1) “Tonne” refers to one metric ton. This is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

Source: Gold Survey 2014, GFMS, Thomson Reuters

Historical Chart of the Price of Gold

The price of gold is volatile and its fluctuations are expected to have a direct impact on the value of the Shares. However, movements in the price of gold in the past, and any past or present trends, are not a reliable indicator of future movements. Movements may be influenced by various factors, including announcements from central banks regarding a country’s reserve gold holdings, agreements among central banks, fluctuations in the value of the U.S. dollar, political uncertainties around the world, and economic concerns.

The following chart illustrates the changes in the London PM Fix gold prices from December 2003 through September 2014:

Source: LBMA

OPERATION OF THE GOLD MARKET

The global trade in gold consists of Over-the-Counter (“OTC”) transactions in spot, forwards, and options and other derivatives, together with exchange-traded futures and options.

Over-the-Counter Market

The OTC gold market includes spot, forward, and option and other derivative transactions conducted on a principal-to-principal basis. While this is a global, nearly 24-hour per day market, its main centers are London, New York and Zurich.

Five members of the LBMA, the trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market, act as OTC market-makers and most OTC market trades are cleared through London. The LBMA plays an important role in setting OTC gold trading industry standards. A London Gold Delivery Bar (as described below), which is acceptable for settlement of any OTC transaction, will be acceptable for delivery to the Trust in connection with the issuance of Baskets of Shares.

Futures Exchanges

Future exchanges seek to provide a neutral, regulated marketplace for the trading of derivatives contracts for commodities. Future contracts are defined by the exchange for each commodity. For each commodity traded, the contract specifies the precise quality and quantity standards. The contract’s terms and conditions also define the location and timing of physical delivery.

An exchange does not buy or sell those contracts, but seeks to offer a transparent forum where members, on their own behalf or on the behalf of customers, can trade the contracts in a safe, efficient and orderly manner.

The most significant gold futures exchanges are the COMEX, operated by Commodities Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc., and the Tokyo Commodity Exchange (“TOCOM”). The COMEX is the largest exchange in the world for trading metals futures and options and has been trading gold since 1974. The TOCOM has been trading gold since 1982.

COMEX

Gold futures opened for trading on the COMEX on December 31, 1974, coinciding with the lifting of the U.S. Government’s ban on gold ownership by private citizens in the United States. During regular trading hours at COMEX, the commodity contracts are traded through open outcry; a verbal auction in which all bids, offers and trades must be publicly announced to all members. The prices at which each commodity trades throughout the day serve as world benchmarks. They are immediately transmitted around the world by a wide variety of price-reporting services under arrangement with the exchange. Electronic trading is offered by the exchange after regular market hours. Except for brief breaks to switch between open outcry and electronic trading in the evening and the morning, gold trades almost 24 hours a day, five business days a week.

The COMEX rules and procedures seek to ensure the integrity of the trading process. They are complemented by a system designed to ensure the quality of the physical gold used for delivery under the futures contracts. For gold to be eligible for delivery upon a COMEX contract, it must be deposited into an exchange-licensed depository from a source that is capable of guaranteeing the gold’s quality. The three sources include: (1) a refiner approved for COMEX gold delivery, (2) an assayer approved to assay such gold, or (3) from another licensed depository, when it entered that depository via either (1) or (2). Gold can only be moved from any of these sources by a COMEX-approved deliverer. Throughout every step, the gold bar must be accompanied by a complete documentary history of its movement. If this chain of integrity is broken at any point, the bar is not eligible and either must be re-assayed to prove its quality or sent back to the refinery to be recast.

The trading unit of COMEX gold futures contracts is 100 troy ounces. Gold bars tendered for delivery can be cast in the form of either one bar or three one-kilogram bars. In either form, the gross weight of the bar or bars tendered for each contract must be within a five-percent tolerance. The bars must assay at not less than 995 fineness, i.e. 99.5% pure gold. The weight, fineness, bar number and identifying stamp of the refiner must be clearly incised on each bar by the approved refiner. The buyer taking delivery pays for the actual gold content, called the fine weight, in the bar. The fine weight is determined by multiplying the gross weight of the bar or bars tendered for each contract by their fineness. For example, a bar with a gross weight of 100 oz. with a fineness of 995, has a fine weight of 99.5 troy ounces. Delivery of COMEX gold is based on negotiable warehouse receipts, called warrants, for specific bars identified on the receipt which are stored in licensed depositories located in New York City.

All procedures described above are set forth in the COMEX rules and regulations as in effect as of the date of this prospectus. These rules and regulations are established by the Board of Directors of the NYMEX and subject to change by that body.

Exchange Regulation

In addition to the public nature of the pricing, futures exchanges in the United States are regulated at two levels, internal and external governmental supervision. The internal is performed through self-regulation and consists of regular monitoring of the following: the open-outcry process to ensure that it is conducted in conformance with all exchange rules; the financial condition of all exchange member firms to ensure that they continuously meet financial commitments; and the positions of commercial and non-commercial customers to ensure that physical delivery and other commercial commitments can be met, and that pricing is not being improperly affected by the size of any particular customer positions. External governmental oversight is performed by the CFTC, which reviews all the rules and regulations of United States futures exchanges and monitors their enforcement. The CFTC oversees the operation of the U.S. commodity futures markets, including COMEX. One of the principal public policy objectives of the Commodity Exchange Act is to ensure the integrity of the markets it oversees and the reliability of the prices of trades on those markets. The Commodity Exchange Act and CFTC require markets, including COMEX, to have rules and procedures to prevent market manipulation, abusive trade practice and fraud and the CFTC conducts regular review of the markets’ rule enforcement programs.

The London Bullion Market

Most trading in physical gold is conducted on the OTC market, predominantly in London. LBMA coordinates various OTC-market activities, including clearing and vaulting, acts as the principal intermediary between physical gold market participants and the relevant regulators, promotes good trading practices and develops standard market documentation. In addition, the LBMA promotes refining standards for the gold market by maintaining the “London Good Delivery List,” which identifies refiners of gold that have been approved by the LBMA.

In the OTC market, gold bars that meet the specifications for weight, dimensions, fineness (or purity), identifying marks (including the assay stamp of an LBMA-acceptable refiner) and appearance described in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA are referred to as “London Good Delivery Bars.” A London Good Delivery Bar (typically called a “400 ounce bar”) must contain between 350 and 430 fine troy ounces of gold (1 troy ounce = 31.1034768 grams), with a minimum fineness (or purity) of 995 parts per 1000 (99.5%), be of good appearance and be easy to handle and stack. The fine gold content of a gold bar is calculated by multiplying the gross weight of the bar (expressed in units of 0.025 troy ounces) by the fineness of the bar. A London Good Delivery Bar must also bear the stamp of one of the refiners identified on the London Good Delivery List.

Twice daily during London trading hours there is a fix which provides reference gold prices for that day’s trading. OTC market participants typically use the morning (AM) or afternoon (PM) London fix, as quoted by various financial information sources, to determine the price of a long-term contract or as a general basis for valuations. Formal participation in the London fix is traditionally limited to five members, each of which is a bullion dealer and a member of the LBMA. The chairmanship rotates annually among the five member firms. The morning session of the fix starts at 10:30 AM London time and the afternoon session starts at 3:00 PM London time, with each fix conducted over the telephone. The current members of the gold fixing are The Bank of Nova Scotia—Scotia Mocatta, Barclays Capital plc, Deutsche Bank AG London, HSBC, and Société Générale Corporate & Investment Banking. Other market participants may participate in the trading on the fix only through one of the five gold fixing members by placing orders either directly with one of the five fixing members or other bullion dealers that will in turn communicate the orders to a fixing member. The chairman initiates the fixing by suggesting a “trying price”, which reflects the prevailing market price at the open of the fix, based on the net interest. The fixing members relay the “trying price” to their dealing rooms, and the price of gold is adjusted up or down in the course of the fix until all buy and sell orders are matched, at which time the price is declared fixed and relayed to the market through various media.

As of the date of this prospectus, the LBMA is in the process of designating a third-party administrator of the London Fix, and it is anticipated that the procedures described in the preceding paragraph will change substantially. See “Risk Factors–Changes in the administration of the London gold fix and any actual or perceived disruption of that benchmark may have an effect on the price of gold and, therefore, the value of your Shares.”

London Market Regulation

Following the enactment of the Financial Markets Act 2012, the Prudential Regulation Authority of the Bank of England is responsible for regulating most of the financial firms that are active in the bullion market, and the Financial Conduct Authority is responsible for consumer and competition issues. Trading in spot, forwards and wholesale deposits in the bullion market is subject to the Non-Investment Products Code adopted by market participants.

Not a Regulated Commodity Pool

The Trust does not trade in gold futures contracts on COMEX or on any other futures exchange. The Trust takes delivery of physical gold that complies with the COMEX gold delivery rules or the LBMA gold delivery rules. Because the Trust does not trade in gold futures contracts on any futures exchange, the Trust is not regulated by the CFTC under the Commodity Exchange Act as a “commodity pool,” and is not operated by a CFTC-regulated commodity pool operator. Investors in the Trust do not receive the regulatory protections afforded to investors in regulated commodity pools, nor may COMEX or any futures exchange enforce its rules with respect to the Trust’s activities. In addition, investors in the Trust do not benefit from the protections afforded to investors in gold futures contracts on regulated futures exchanges.

Other Methods of Investing in Gold

The Trust competes with other financial vehicles, including traditional debt and equity securities issued by companies in the gold industry and other securities backed by or linked to gold, direct investments in gold and investment vehicles similar to the Trust.

BUSINESS OF THE TRUST

The activities of the Trust are limited to (1) issuing Baskets of Shares in exchange for the gold deposited with the Custodian as consideration, (2) selling gold as necessary to cover the Sponsor’s Fee, Trust expenses not assumed by the Sponsor and other liabilities, and (3) delivering gold in exchange for Baskets of Shares surrendered for redemption. The Trust is not actively managed. It does not engage in any activities designed to obtain a profit from, or to ameliorate losses caused by, changes in the price of gold.

Trust Objective

The Trust seeks to reflect generally the performance of the price of gold. The Trust seeks to reflect such performance before payment of the Trust’s expenses and liabilities. The Shares are intended to constitute a simple and cost-effective means of making an investment similar to an investment in gold. An investment in physical gold requires expensive and sometimes complicated arrangements in connection with the assay, transportation, warehousing and insurance of the metal. Traditionally, such expense and complications have resulted in investments in physical gold being efficient only in amounts beyond the reach of many investors. The Shares have been designed to remove the obstacles represented by the expense and complications involved in an investment in physical gold, while at the same time having an intrinsic value that reflects, at any given time, the price of the gold owned by the Trust at such time less the Trust expenses and liabilities. Although the Shares are not the exact equivalent of an investment in gold, they provide investors with an alternative that allows a level of participation in the gold market through the securities market.

An investment in Shares is:

Backed by gold held by the Custodian on behalf of the Trust.

The Shares are backed by the assets of the Trust. The Trustee’s arrangements with the Custodian contemplate that at the end of each business day there can be in the Trust account maintained by the Custodian no gold in an unallocated form. Accordingly, the Trust’s gold holdings are identified on the Custodian’s books as the property of the Trust and held in New York, Toronto, London and other locations that may be authorized in the future.

As accessible and easy to handle as any other investment in shares.

Retail investors may purchase and sell Shares through traditional brokerage accounts. Because the intrinsic value of each Share is a function of the price of only a fraction of an ounce of gold held by the Trust, the cash outlay necessary for an investment in Shares should be less than the amount required for currently existing means of investing in physical gold. Shares are eligible for margin accounts.

Listed.

The Shares are listed and trade on NYSE Arca under the symbol “IAU.”

Relatively cost efficient.

Because the expenses involved in an investment in physical gold are dispersed among all holders of Shares, an investment in Shares may represent a cost-efficient alternative to investments in gold for investors not otherwise in a position to participate directly in the market for physical gold.

Secondary Market Trading

While the Trust seeks to reflect generally the performance of the price of gold less the Trust’s expenses and liabilities, Shares may trade at, above or below their NAV. The NAV of Shares will fluctuate with changes in the market value of the Trust’s assets. The trading prices of Shares will fluctuate in accordance with changes in their NAV as well as market supply and demand. The amount of the discount or premium in the trading price relative to the NAV may be influenced by non-concurrent trading hours between the major gold markets and NYSE Arca. While the Shares trade on NYSE Arca until 4:00 p.m. (New York time), liquidity in the market for gold may be reduced after the close of the major world gold markets, including London, Zurich and COMEX. As a result, during this time, trading spreads, and the resulting premium or discount, on Shares may widen. However, given that Baskets of Shares can be created and redeemed in exchange for the underlying amount of gold, the Sponsor believes that the arbitrage opportunities may provide a mechanism to mitigate the effect of such premium or discount.

Valuation of Gold; Computation of Net Asset Value

On each business day, as soon as practicable after 4:00 p.m. (New York time), the Trustee evaluates the gold held by the Trust and determines the net asset value of the Trust. For purposes of making these calculations, a business day means any day other than a day when NYSE Arca is closed for regular trading.

The Trustee values the Trust’s gold on the basis of that day’s announced London PM Fix. If there is no announced London PM Fix on a business day the Trustee is authorized to use the most recently announced London AM Fix unless the Trustee, in consultation with the Sponsor, determines that such price is inappropriate as a basis for evaluation.

Once the value of the gold has been determined, the Trustee subtracts all accrued fees, expenses and other liabilities of the Trust from the total value of the gold and all other assets of the Trust. The resulting figure is the net asset value of the Trust. The Trustee determines the NAV by dividing the net asset value of the Trust by the number of Shares outstanding at the time the computation is made.

Trust Expenses

The Trust’s only ordinary recurring expense is expected to be the Sponsor’s Fee. In exchange for the Sponsor’s Fee, the Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s Fee, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The Sponsor’s Fee is accrued daily at an annualized rate equal to 0.25% of the net asset value of the Trust and is payable monthly in arrears. The Trustee will, when directed by the Sponsor, and, in the absence of such direction, may, in its discretion, sell gold in such quantity and at such times, as may be necessary to permit payment of the Sponsor’s Fee and of Trust expenses or liabilities not assumed by the Sponsor. The Trustee is authorized to sell gold at such times and in the smallest amounts required to permit such payments as they become due, it being the intention to avoid or minimize the Trust’s holdings of assets other than gold. Accordingly, the amount of gold to be sold will vary from time to time depending on the level of the Trust’s expenses and the market price of gold. The Custodian has agreed to purchase from the Trust, at the request of the Trustee, gold needed to cover Trust expenses at a price equal to the price used by the Trustee to determine the value of the gold held by the Trust on the date of the sale.

Cash held by the Trustee pending payment of the Trust’s expenses will not bear any interest. Each sale of gold by the Trust will be a taxable event to Shareholders. See “United States Federal Income Tax Consequences—Taxation of U.S. Shareholders.”

Impact of Trust Expenses on the Trust’s Net Asset Value

The Trust sells gold to raise the funds needed for the payment of the Sponsor’s Fee and all Trust expenses or liabilities not assumed by the Sponsor. See “The Sponsor—The Sponsor’s Fee.” The purchase price received as consideration for such sales is the Trust’s sole source of funds to cover its liabilities. The Trust does not engage in any activity designed to derive a profit from changes in the price of gold. Gold not needed to redeem Baskets of Shares, or to cover the Sponsor’s Fee and Trust expenses or liabilities not assumed by the Trustee, will be held in physical form by the Custodian. As a result of the recurring sales of gold necessary to pay the Sponsor’s Fee and the Trust expenses or liabilities not assumed by the Sponsor, the net asset value of the Trust and, correspondingly, the fractional amount of gold represented by each Share will decrease over the life of the Trust. New deposits of gold, received in exchange for additional new Baskets issued by the Trust, do not reverse this trend.

The following table, prepared by the Sponsor, illustrates the anticipated impact of the sales of gold discussed above on the fractional amount of gold represented by each outstanding Share. It assumes that the only sales of gold will be those needed to pay the Sponsor’s Fee and that the price of gold and the number of Shares remain constant during the three-year period covered. The table does not show the impact of any extraordinary expenses the Trust may incur. Any such extraordinary expenses, if and when incurred, will accelerate the decrease in the fractional amount of gold represented by each Share.

Calculation of NAV:

	Year 1	Year 2	Year 3
Hypothetical gold price per ounce	$1,200.00	$1,200.00	$1,200.00
Sponsor’s Fee	0.25%	0.25%	0.25%
Shares of Trust, beginning	1,000,000	1,000,000	1,000,000
Ounces of gold in Trust, beginning	10,000.00	9,975.00	9,950.06
Beginning net asset value of the Trust	$12,000,000	$11,970,000	$11,940,075
Ounces of gold to be sold to cover the Sponsor’s Fee*	25.00	24.94	24.88
Ounces of gold in Trust, ending	9,975.00	9,950.06	9,925.19
Ending net asset value of the Trust	$11,970,000	$11,940,075	$11,910,225
Ending NAV	$11.97	$11.94	$11.91

*      Sales occur daily, but the Sponsor’s Fee is payable monthly in arrears.

DESCRIPTION OF THE SHARES AND THE TRUST AGREEMENT

The Trust was formed on January 21, 2005 when an initial deposit of gold was made in exchange for the issuance of three Baskets. The purpose of the Trust is to own gold transferred to the Trust in exchange for Shares issued by the Trust. The Trust is governed by the Trust Agreement among the Sponsor, the Trustee, the registered holders and beneficial owners of Shares and all persons that deposit gold for the purpose of creating Shares. The Trust Agreement sets out the rights of depositors of gold and registered holders of Shares and the rights and obligations of the Sponsor and the Trustee. New York law governs the Trust Agreement, the Trust and the Shares. The following is a summary of material provisions of the Trust Agreement. It is qualified by reference to the entire Trust Agreement, which is filed as an exhibit to the registration statement of which the prospectus is a part.

Each Share represents a fractional undivided beneficial interest in the net assets of the Trust. The assets of the Trust consist primarily of gold held by the Custodian on behalf of the Trust. However, the Trust is expected to make daily sales of gold to pay the Sponsor’s Fee and to cover expenses and liabilities not assumed by the Sponsor. Such sales result in the Trust holding cash for brief periods of time. In addition, there may be other situations where the Trust may hold cash. For example, a claim may arise against the Custodian, an Authorized Participant, or any other third party, which is settled in cash. In those situations where the Trust unexpectedly receives cash or any other assets, the Trust Agreement provides that no deposits of gold will be accepted (i.e., there will be no issuance of new Shares) until after the record date for the distribution of such cash or other property has passed. The Trust issues Shares only in Baskets of 50,000 or integral multiples thereof. Baskets of Shares may be redeemed by the Trust in exchange for the amount of gold represented by the aggregate number of Shares redeemed. The Trust is not a registered investment company under the Investment Company Act of 1940 and is not required to register under such act.

Deposit of Gold; Issuance of Baskets

The Trust creates and redeems Shares on a continuous basis but only in Baskets of 50,000 Shares. Upon the deposit of the corresponding amount of gold with the Custodian, and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver the appropriate number of Baskets to the DTC account of the depositing Authorized Participant. Only Authorized Participants can deposit gold and receive Baskets of Shares in exchange. As of the date of this prospectus, ABN AMRO Clearing Chicago LLC, Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA), LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co., Goldman Sachs Execution & Clearing L.P., J.P. Morgan Securities LLC, Knight Capital Americas LLC, Merrill Lynch Professional Clearing Corp., Morgan Stanley & Co. LLC, Newedge Group SA, Scotia Capital (USA) Inc., UBS Securities LLC, Virtu Financial BD LLC and Virtu Financial Capital Markets LLC are the only Authorized Participants. The Sponsor and the Trustee maintain a current list of Authorized Participants. Gold deposited with the Custodian must either (a) meet the requirements to be delivered in settlement of a COMEX gold futures contract pursuant to rules adopted by COMEX, or (b) meet the London Good Delivery Standards.

Before making a deposit, the Authorized Participant must deliver to the Trustee a written purchase order indicating the number of Baskets it intends to acquire and the location or locations where it expects to make the corresponding deposit of gold with the Custodian. The Trustee will acknowledge the purchase order unless it or the Sponsor decides to refuse the deposit as described below under “Requirements for Trustee Actions.” The date the Trustee receives that order determines the Basket Gold Amount the Authorized Participant needs to deposit. However, orders received by the Trustee after 3:59 p.m. (New York time) on a business day are treated as received on the next following business day. The Trustee has entered into an agreement with the Custodian which contains arrangements so that gold can be delivered to the Custodian in New York, New York (United States), Toronto, Canada, London, England or at other locations that may be authorized in the future.

If the Trustee accepts the purchase order, it transmits to the Authorized Participant, via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the date such purchase order is received, or deemed received, a copy of the purchase order endorsed “Accepted” by the Trustee and indicating the Basket Gold Amount that the Authorized Participant must deliver to the Custodian in exchange for each Basket. Prior to the Trustee’s acceptance as specified above, a purchase order only represents the Authorized Participant’s unilateral offer to deposit gold in exchange for Baskets of Shares and has no binding effect upon the Trust, the Trustee, the Custodian or any other party.

The Basket Gold Amount necessary for the creation of a Basket changes from day to day. The initial Basket Gold Amount at the time of creation of the Trust was 5,000 fine ounces of gold. On June 24, 2010, after the ten-for-one share split that became effective on that date, the Basket Gold Amount was 489.368 fine ounces of gold. On each day that NYSE Arca is open for regular trading, the Trustee adjusts the quantity of gold constituting the Basket Gold Amount as appropriate to reflect sales of gold, any loss of gold that may occur, and accrued expenses. The computation is made by the Trustee as promptly as practicable after 4:00 p.m. (New York time). See “Operation of the Gold Market—The London Bullion Market” for a description of how the London PM Fix is determined, and “Business of the Trust—Valuation of Gold; Computation of Net Asset Value” for a description of how the Trustee determines the NAV. The Trustee determines the Basket Gold Amount for a given business day by multiplying the NAV by the number of Shares in each Basket (50,000) and dividing the resulting product by that day’s London PM Fix. Fractions of a fine ounce of gold smaller than 0.001 fine ounce are disregarded for purposes of the computation of the Basket Gold Amount. The Basket Gold Amount so determined is communicated via facsimile or electronic mail message to all Authorized Participants, and made available on the Sponsor’s website for the Shares. NYSE Arca also publishes the Basket Gold Amount determined by the Trustee as indicated above.

Because the Sponsor has assumed what are expected to be most of the Trust’s expenses, and the Sponsor’s Fee accrues daily at the same rate (i.e., 1 / 365th of the net asset value of the Trust multiplied by 0.25%), in the absence of any extraordinary expenses or liabilities, the amount of gold by which the Basket Gold Amount decreases each day is predictable. The Trustee intends to make available on each business day through the same channels used to disseminate the actual Basket Gold Amount determined by the Trustee as indicated above an indicative Basket Gold Amount for the next business day. Authorized Participants may use that indicative Basket Gold Amount as guidance regarding the amount of gold that they may expect to have to deposit with the Custodian in respect of purchase orders placed by them on such next business day and accepted by the Trustee. The agreement entered into with each Authorized Participant provides, however, that once a purchase order has been accepted by the Trustee, the Authorized Participant will be required to deposit with the Custodian the Basket Gold Amount determined by the Trustee on the effective date of the purchase order.

No Shares are issued unless and until the Custodian has informed the Trustee that it has allocated to the Trust’s account at the Custodian’s the corresponding amount of gold.

Redemption of Baskets; Withdrawal of Gold

Authorized Participants, acting on authority of the registered holder of Shares, may surrender Baskets of Shares in exchange for the corresponding Basket Gold Amount announced by the Trustee. Upon the surrender of such Shares and the payment of the Trustee’s applicable fee and of any expenses, taxes or charges (such as stamp taxes or stock transfer taxes or fees), the Trustee will deliver to the order of the redeeming Authorized Participant the amount of gold corresponding to the redeemed Baskets. Shares can only be surrendered for redemption in Baskets of 50,000 Shares each.

Before surrendering Baskets of Shares for redemption, an Authorized Participant must deliver to the Trustee a written request indicating the number of Baskets it intends to redeem and the location where it would like to take delivery of the gold represented by such Baskets. The date the Trustee receives that order determines the Basket Gold Amount to be received in exchange. However, orders received by the Trustee after 3:59 p.m. (New York time) on a business day are treated as received on the next following business day.

The Custodian may make the gold available for collection at its office or at the office of a sub-custodian if the gold is being held by a sub-custodian. Gold is delivered at the locations designated by the Trustee, in consultation with the Custodian. Redeeming Authorized Participants are entitled to express a preference as to where they would like to have gold delivered, but have no right to receive delivery at a specified location.

Unless otherwise agreed to by the Custodian, gold is delivered to the redeeming Authorized Participants in the form of physical bars only (except that any amount of less than 430 ounces may be transferred to an unallocated account of or as ordered by, the redeeming Authorized Participant).

Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

Certificates Evidencing the Shares

The Shares are evidenced by certificates executed and delivered by the Trustee on behalf of the Trust. DTC has accepted the Shares for settlement through its book-entry settlement system. So long as the Shares are eligible for DTC settlement, there will be only one global certificate evidencing shares that will be registered in the name of a nominee of DTC. Investors will be able to own Shares only in the form of book- entry security entitlements with DTC or direct or indirect participants in DTC. No investor will be entitled to receive a separate certificate evidencing Shares. Because Shares can only be held in the form of book- entries through DTC and its participants, investors must rely on DTC, a DTC participant and any other financial intermediary through which they hold Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about the procedures and requirements for securities held in DTC book-entry form.

Cash and Other Distributions

If the Sponsor and Trustee determine that there is more cash being held in the Trust than is needed to pay the Trust’s expenses for the next month, the Trustee will distribute the extra cash to DTC.

If the Trust receives any property other than gold or cash, the Trustee will distribute that property to DTC by any means it thinks is lawful, equitable and feasible. If it cannot make the distribution in that way, the Trustee will sell the property and distribute the net proceeds, in the same way as it does with cash.

Registered holders of Shares are entitled to receive these distributions in proportion to the number of Shares owned. Before making a distribution, the Trustee may deduct any applicable withholding taxes and any fees and expenses of the Trust that have not been paid. The Trustee distributes only whole U.S. dollars and cents and is not required to round fractional cents to the nearest whole cent. The Trustee is not responsible if it decides that it is unlawful or impractical to make a distribution available to registered holders.

Voting Rights

Shares do not have any voting rights. However, registered holders of at least 25% of the Shares have the right to require the Trustee to cure any material breach by it of the Trust Agreement, and registered holders of at least 75% of the Shares have the right to require the Trustee to terminate the Trust Agreement as described below.

Fees and Expenses of the Trustee

Each deposit of gold for the creation of Baskets of Shares and each surrender of Baskets of Shares for the purpose of withdrawing Trust property (including if the Trust Agreement terminates) must be accompanied by a payment to the Trustee of a fee of $500 (or such other fee as the Trustee, with the prior written consent of the Sponsor, may from time to time announce).

The Trustee is entitled to reimburse itself from the assets of the Trust for all expenses and disbursements incurred by it for extraordinary services it may provide to the Trust or in connection with any discretionary action the Trustee may take to protect the Trust or the interests of the holders.

Trust Expenses and Gold Sales

In addition to the fee payable to the Sponsor (See “The Sponsor—The Sponsor’s Fee”), the following expenses are paid out of the assets of the Trust:

•	any expenses or liabilities of the Trust that are not assumed by the Sponsor;

•	any taxes and other governmental charges that may fall on the Trust or its property;

•	expenses and costs of any action taken by the Trustee or the Sponsor to protect the Trust and the rights and interests of holders of Shares; and

•	any indemnification of the Sponsor as described below.

The Trustee sells the Trust’s gold from time to time as necessary to permit payment of the fees and expenses that the Trust is required to pay. See “Business of the Trust—Trust Expenses.”

The Trustee is not responsible for any depreciation or loss incurred by reason of sales of gold made in compliance with the Trust Agreement.

Payment of Taxes

The Trustee may deduct the amount of any taxes owed from any distributions it makes. It may also sell trust assets, by public or private sale, to pay any taxes owed. Registered holders of Shares will remain liable if the proceeds of the sale are not enough to pay the taxes.

Evaluation of Gold and the Trust Assets

See “Business of the Trust—Valuation of Gold; Computation of Net Asset Value.”

Amendment and Termination

The Sponsor and the Trustee may agree to amend the Trust Agreement without the consent of the holders of Shares. If an amendment imposes or increases fees or charges, except for taxes and other governmental charges, or prejudices a substantial right of holders of Shares, it will not become effective for outstanding Shares until 30 days after the Trustee notifies DTC of the amendment. At the time an amendment becomes effective, by continuing to hold Shares, investors are deemed to agree to the amendment and to be bound by the Trust Agreement as amended.

The Trustee will terminate the Trust Agreement if:

•	the Trustee is notified that the Shares are delisted from NYSE Arca and are not approved for listing on another national securities exchange within five business days of their delisting;

•	holders of at least 75% of the outstanding Shares notify the Trustee that they elect to terminate the Trust;

•	60 days have elapsed since the Trustee notified the Sponsor of the Trustee’s election to resign and a successor trustee has not been appointed and accepted its appointment;

•	the SEC determines that the Trust is an investment company under the Investment Company Act of 1940, as amended, and the Trustee has actual knowledge of that determination;

•

the aggregate market capitalization of the Trust, based on the closing price for the Shares, was less than $350 million on each of five consecutive trading days and the Trustee receives, within six months from the last of those trading days, notice that the Sponsor has decided to terminate the Trust;

•	the CFTC determines that the Trust is a commodity pool under the Commodity Exchange Act and the Trustee has actual knowledge of that determination; or

•

the Trust fails to qualify for treatment, or ceases to be treated, as a grantor trust for United States federal income tax purposes and the Trustee receives notice that the Sponsor has determined that the termination of the Trust is advisable.

If not terminated earlier by the Trustee, the Trust will terminate on January 19, 2045. The Trustee will notify DTC at least 30 days before the date for termination of the Trust Agreement. After termination, the Trustee and its agents will do the following under the Trust Agreement but nothing else: (i) collect distributions pertaining to Trust property; (ii) pay the Trust’s expenses and sell gold as necessary to meet those expenses; and (iii) deliver Trust property upon surrender and cancellation of Shares. Ninety days or more after termination, the Trustee may sell any remaining Trust property by public or private sale. After that, the Trustee will hold the money it received on the sale, as well as any other cash it is holding under the Trust Agreement for the pro rata benefit of the registered holders that have not surrendered their Shares. It will not invest the money and has no liability for interest. The Trustee’s only obligations will be to account for the money and other cash, after deduction of applicable fees, Trust expenses and taxes and governmental charges.

Limitations on Obligations and Liability

The Trust Agreement expressly limits the obligations and liabilities of the Sponsor and the Trustee. The Sponsor and the Trustee:

•	are obligated to take only the actions specifically set forth in the Trust Agreement without negligence or bad faith;

•	are not liable if either of them is prevented or delayed by law or circumstances beyond their control from performing their respective obligations under the Trust Agreement;

•	are not liable if they exercise or fail to exercise discretion permitted under the Trust Agreement;

•	have no obligation to prosecute a lawsuit or other proceeding related to the Shares or the Trust’s property on behalf of any holders of Shares or on behalf of any other person; and

•	may rely upon any advice or information from other persons they believe in good faith to be competent to provide such advice or information.

In addition, under the Trust Agreement, the Trust is obligated to indemnify the Sponsor and its shareholders, directors, officers, employees, affiliates and subsidiaries for any liability or expense incurred by any such person that arises out of or in connection with the performance of obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement, absent such person’s negligence, bad faith, willful misconduct, willful malfeasance or reckless disregard of such person’s duties and obligations.

Requirements for Trustee Actions

Before the Trustee delivers or registers a transfer of Shares, makes a distribution on Shares, or permits withdrawal of Trust property, the Trustee may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Shares or Trust property;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the Trust Agreement, including presentation of transfer documents.

The Trustee may suspend the delivery or registration of transfers of Shares, or may refuse a particular deposit or transfer at any time when the transfer books of the Trustee are closed or if the Trustee or the Sponsor thinks it necessary or advisable for any reason. Redemptions may be suspended only (i) during any period in which regular trading on NYSE Arca is suspended or restricted or the exchange is closed (other than scheduled holiday or weekend closings), or (ii) during an emergency as a result of which delivery, disposal or evaluation of gold is not reasonably practicable.

THE SECURITIES DEPOSITORY; BOOK-ENTRY-ONLY SYSTEM; GLOBAL SECURITY

DTC acts as securities depository for the Shares. DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions in those securities among DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

Individual certificates are not issued for the Shares. Instead, a global certificate is signed by the Trustee on behalf of the Trust, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Trustee on behalf of DTC. The global certificate represents all of the Shares outstanding at any time.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC will credit or debit, on its book-entry registration and transfer system, the number of Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Trustee and the DTC Participants will designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares will be shown on, and the transfer of ownership is effected only through, records maintained by DTC, with respect to DTC Participants, the records of DTC Participants, with respect to Indirect Participants, and the records of Indirect Participants with respect to beneficial owners that are not DTC Participants or Indirect Participants. Beneficial owners are expected to receive from or through a DTC Participant a written confirmation relating to their purchase of the Shares.

Investors may transfer Shares through DTC by instructing the DTC Participant or Indirect Participant through which they hold their Shares to transfer the Shares. Transfers will be made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service for the Shares by giving notice to the Trustee and the Sponsor. Under these circumstances, the Trustee and the Sponsor will either find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, deliver separate certificates for Shares to the DTC Participants having Shares credited to their accounts.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC.

The Trust Agreement provides that, as long as the Shares are represented by a global certificate registered in the name of DTC or its nominee, the Trustee will be entitled to treat DTC as the holder of the Shares.

THE SPONSOR

The Sponsor of the Trust is iShares® Delaware Trust Sponsor LLC, a Delaware limited liability company and an indirect subsidiary of BlackRock, Inc. The Sponsor’s principal office is located at 400 Howard Street, San Francisco, CA 94105.

The Sponsor’s Role

The Sponsor has agreed to assume the following administrative and marketing expenses incurred by the Trust: the Trustee’s Fee, the Custodian’s Fee, NYSE Arca listing fees, SEC registration fees, printing and mailing costs, audit fees and expenses and up to $100,000 per annum in legal fees and expenses.

The Sponsor does not exercise day-to-day oversight over the Trustee or the Custodian. The Sponsor may remove the Trustee and appoint a successor trustee if the Trustee ceases to meet certain objective requirements (including the requirement that it have capital, surplus and undivided profits of at least $150 million) or if, having received written notice of a material breach of its obligations under the Trust Agreement, the Trustee has not cured the breach within 30 days. The Sponsor also has the right to replace the Trustee during the 90 days following any merger, consolidation or conversion in which the Trustee is not the surviving entity or, in its discretion, on the fifth anniversary of the creation of the Trust or on any subsequent third anniversary thereafter. The Sponsor also has the right to approve any new or additional custodian that the Trustee may wish to appoint.

Principals and Key Personnel of the Sponsor

Patrick Dunne is the President and Chief Executive Officer, Jack Gee is the Chief Financial Officer and a Director and Charles Park is the Chief Compliance Officer of the Sponsor.

The Sponsor is managed by a Board of Directors composed of Philip Jensen, Peter F. Landini, Kimun Lee, Jack Gee and Paul Lohrey.

Patrick Dunne, 45, became a principal of the Sponsor in September 2011 and has served as its President and Chief Executive Officer since September 2011. Since October 2013, Mr. Dunne was a principal and associated person, performing supervisory and managerial functions, of BlackRock Asset Management International Inc., a former commodity pool operator that withdrew its commodity pool operator registration in February 2014. Mr. Dunne served as Global Chief Operating Officer of the iShares® business from October 2010 to October 2011. Prior to that, Mr. Dunne served as Global Head of Securities Lending and Cash Management business from December 2005 to April 2008. Prior to that, Mr. Dunne served as Head of Securities Lending, North America from August 2003 to December 2005; Chief Operating Officer of Barclays Global Investor Services Europe business from January 2002 to August 2003; Head of Strategy, Barclays Global Investor Services North America, a financial services firm, from August 2000 to December 2001; Head of Fixed Income Trading from February 1995 to August 1999; Senior Fixed Income Trader from February 1994 to March 1995; and Fixed Income Portfolio Manager from February 1992 to February 1994. Mr. Dunne became a registered associated person of BlackRock Fund Advisors, a commodity trading advisor registered with the CFTC, in May 1995. Mr. Dunne joined BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC, in October 1991 as an Equity Portfolio Manager in the Portfolio Management Group and became a registered associated person of BlackRock Institutional Trust Company, N.A. in March 1998. Mr. Dunne served as a principal of Barclays Global Investors Ltd., a commodity trading advisor formerly registered with the CFTC, from May 2003 to December 2005 and as a registered associated person of Barclays Global Investors Ltd. from September 2003 to December 2005. Prior to joining BlackRock Institutional Trust Company, N.A., Mr. Dunne served as a Marketing Research Associate at Merrill Lynch & Co., a financial services firm, from May 1991 to October 1991. Mr. Dunne earned a Bachelor of Arts degree in economics from the University of California at Berkeley in 1991 and a Master of Science degree in management from the Stanford Graduate School of Business in 2000.

Jack Gee, 55, became a principal of the Sponsor in September 2011 and serves as its Chief Financial Officer. Since December 2011, Mr. Gee was a principal of BlackRock Asset Management International Inc., a former commodity pool operator that withdrew its commodity pool operator registration in February 2014, and serves as its Chief Financial Officer, Chief Operating Officer and Director. Mr. Gee served as Director of US Fund Administration of BlackRock Institutional Trust Company N.A., a national banking association and a commodity trading advisor registered with the CFTC, from September 2004 to January 2010. Since January 2010, Mr. Gee has served as Managing Director, performing supervisory and managerial functions, of BlackRock Institutional Trust Company, N.A. Prior to joining BlackRock Institutional Trust Company, N.A., Mr. Gee served as Chief Financial Officer of Parnassus Investments, an investment adviser registered with the SEC, from March 2004 to September 2004; Chief Financial Officer of Cazenave Partners, an investment adviser registered with the SEC, from October 2003 to March 2004; Controller of Paul Capital Partners, an investment firm focusing on the secondary private equity and healthcare market, from October 2002 to October 2003; Chief Financial Officer of Fremont Investment Advisors, Inc., an investment adviser formerly registered with the SEC, from October 1997 to September 2002. Mr. Gee earned a Bachelor of Science degree in accounting from the California State University in 1982.

Charles Park, 47, became a principal of the Sponsor in December 2012 and serves as Chief Compliance Officer for that entity and the iShares business. Mr. Park became a principal of BlackRock Fund Advisors in December 2012 and performs supervisory and managerial functions. Mr. Park became a principal of BlackRock Advisors LLC in June 2014 and performs supervisory and managerial functions. BlackRock Advisors LLC is a commodity pool operator and commodity trading advisor registered with the CFTC. Since December 2012, Mr. Park was a principal of BlackRock Asset Management International Inc., a former commodity pool operator that withdrew its commodity pool operator registration in February 2014, and served as its Chief Compliance Officer. Mr. Park joined BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC, in August 2006 and performs supervisory and managerial functions. Prior to joining BlackRock Institutional Trust Company, N.A., Mr. Park served as Chief Compliance Officer of American Century Investment Management, Inc., a commodity pool operator and commodity trading advisor, from October 1995 to July 2006. Mr. Park earned a Bachelor of Arts degree in economics from the University of Michigan in 1989 and a Juris Doctor from the University of Michigan in 1992.

Philip Jensen, 55, became a principal of the Sponsor in September 2009, and is Chairman of the Sponsor’s audit committee. Since June 2001, Mr. Jensen has served as Partner and Chief Financial Officer of Paul Capital Partners, an investment firm focusing on the secondary private equity and healthcare market. Mr. Jensen received his Bachelor of Science from San Francisco State University and is a certified public accountant.

Peter F. Landini, 63, became a principal of the Sponsor in September 2009 and is a member of the Sponsor’s audit committee. In January 2003, Mr. Landini joined RBP Investment Advisors, Inc., a financial planning consultancy firm, for which he presently serves as Partner and Wealth Manager. Mr. Landini received his Bachelor of Science degree in Accounting from Santa Clara University and an MBA in Finance from Golden Gate University. Mr. Landini is a certified financial planner and is a member of the Financial Planning Association.

Kimun Lee, 68, became a principal of the Sponsor in September 2009, and is a member of the Sponsor’s audit committee. Mr. Lee is a California-registered investment adviser and has conducted his consulting business under the name Resources Consolidated since January 1980. Since September 2010, Mr. Lee has served as a member of the Board of directors of Firsthand Technology Value Fund, Inc., a mutual fund company. Since April 2013, Mr. Lee has served as a member of the Board of directors of Firsthand Funds, a mutual fund company. Since April 2014, Mr. Lee has served as a member of the Board of directors of FundX, a mutual fund company. Until January 2005 Mr. Lee also served as a member of the board of directors of Fremont Mutual Funds, Inc., a mutual fund company. Mr. Lee received his Bachelor of Arts from the University of the Pacific and an MBA from University of Nevada, Reno. He also completed the executive education program on corporate governance at Stanford Graduate School of Business.

Paul Lohrey, 52, CFA, became a principal of the Sponsor in April 2014 and performs supervisory and managerial functions. Mr. Lohrey joined BlackRock, Inc., a global asset management firm, as a Managing Director in June 2010.  Prior to joining BlackRock, Inc., Mr. Lohrey served as Chief Investment Officer, Europe for The Vanguard Group, an asset management firm, from August 1994 to May 2010.  Mr. Lohrey earned a Bachelor of Arts degree in economics from Duke University in 1984 and an MBA in Finance from the University of Chicago in 1986.

Greg Savage, 43, became a principal and associated person of the Sponsor in July 2012 and performs supervisory and managerial functions. Since March 2009, Mr. Savage was a principal and associated person, performing supervisory and managerial functions, of BlackRock Asset Management International Inc., a former commodity pool operator that withdrew its commodity pool operator registration in February 2014. Mr. Savage has served as a Senior Portfolio Manager and Team Leader for BlackRock Fund Advisors, an investment advisor registered with the SEC and a commodity trading advisor registered with the CFTC, since September 2007 and became a principal and associated person of that entity in March 2009. Mr. Savage also served as a Portfolio Manager for BFA from March 2001 to September 2007. Mr. Savage served as a Transition Services Manager for BlackRock Institutional Trust Company, N.A., a national banking association and commodity trading advisor registered with the CFTC, from June 1999 to March 2001 and became an associated person of that entity in June 2007. Mr. Savage received his Bachelor of Science in Accounting from the University of Colorado at Boulder and is a CFA charterholder. He has the FINRA Series 7, 63 and 3 licenses.

Russ Koesterich, 47, became a principal of the Sponsor in June 2012 and performs supervisory and managerial functions. Mr. Koesterich became a principal of BlackRock Fund Advisors in July 2012 and performs supervisory and managerial functions. Mr. Koesterich joined BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC, in March 2005, and performs supervisory and managerial functions. Since October 2010, Mr. Koesterich has served as Global Head of Strategy of the iShares® business. Mr. Koesterich served as a Senior Portfolio manager from March 2005 to March 2007, Head of U.S. Strategy for Active Equity from April 2007 to December 2008 and Head of Global Strategy for Active Equity from January 2009 to September 2010. Prior to joining BlackRock Institutional Trust Company, N.A., Mr. Koesterich served as Head of North American Strategy of State Street Bank and Trust, a national banking association, from June 2002 to March 2005. Mr. Koesterich earned a Bachelor of Arts degree in history from Brandeis University in 1987, a Juris Doctor degree from Boston College in 1990 and an MBA from Columbia University in 1995.

Daniel Waltcher, 51, became a principal and serves as Secretary and Managing Director, performing supervisory and managerial functions, of the Sponsor since February 2012. Mr. Waltcher joined BlackRock Fund Advisors in December 2009 as a Director and has been its principal, performing supervisory and managerial functions, since January 2010 and its Secretary since February 2012. Since November 2012, Mr. Waltcher has been a principal, performing supervisory and managerial functions, of BlackRock Advisors, LLC, an investment management company registered with the CFTC as a commodity trading advisor, commodity pool operator and swap firm. Mr. Waltcher has served as Deputy General Counsel and Managing Director of BlackRock Inc., a global asset management firm, since January 2005. From October 1998 to December 2001, Mr. Waltcher served as Director and Senior Counsel at BlackRock, Inc. and from January 2002 to December 2004, he served as Managing Director and Senior Counsel at that entity. Mr. Waltcher became a principal and serves as Managing Director, performing supervisory and managerial functions, of BlackRock Asset Management International Inc., a former commodity pool operator that withdrew its commodity pool operator registration in February 2014, BlackRock Financial Management Inc, an investment management company and a commodity trading advisor registered with the CFTC, BlackRock Institutional Trust Company, N.A., a national banking association and a commodity trading advisor registered with the CFTC and BlackRock Investment Management LLC, an investment management company since February 2012. Previously, Mr. Waltcher was Senior Counsel of Chancellor Capital Management, Inc., a money management firm, from July 1995 to September 1998 and an associate at Simpson Thacher & Bartlett, a law firm, from October 1989 to June 1995. Mr. Waltcher received his Bachelor of Arts from Cornell University in 1984 and his JD from Cornell Law School in 1989.

BlackRock Asset Management International Inc. became a principal of the Sponsor in June 2009.

The Sponsor’s Fee

The Sponsor’s Fee accrues daily and is paid monthly in arrears at an annualized rate equal to 0.25% of the net asset value of the Trust.

THE TRUSTEE

The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers, serves as the Trustee. The Bank of New York Mellon has a trust office at 2 Hanson Place, 9th Floor, Brooklyn, New York 11217. The Bank of New York Mellon is subject to supervision by the New York State Department of Financial Services and the Board of Governors of the Federal Reserve System. Information regarding creation and redemption Basket Gold Amount, NAV of the Trust, transaction fees and the names of the parties that have each executed an Authorized Participant Agreement may be obtained from The Bank of New York Mellon by calling the following number:

(212) 815-6250. A copy of the Trust Agreement is available for inspection at The Bank of New York Mellon’s trust office identified above. The Bank of New York Mellon had at least $150 million in capital and retained earnings as of December 31, 2013.

The Trustee’s Role

The Trustee is responsible for the day-to-day administration of the Trust. This includes (i) processing orders for the creation and redemption of Baskets; (ii) coordinating with the Custodian the receipt and delivery of gold transferred to, or by, the Trust in connection with each issuance and redemption of Baskets; (iii) calculating the net asset value of the Trust on each business day; and (iv) selling the Trust’s gold as needed to cover the Trust’s expenses. In addition, the Trustee will prepare the financial statements of the Trust.

The Trustee’s Fees are paid by the Sponsor.

The Trustee and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE CUSTODIAN

JPMorgan Chase Bank N.A., a national banking association acting through its London branch, serves as the Custodian of the Trust’s gold.

The Custodian’s Role

The Custodian is responsible for safekeeping the gold deposited with it in connection with the creation of Baskets. The Custodian is appointed by the Trustee and is responsible to the Trustee only. The Custodian has no obligation to accept any additional delivery on behalf of the Trust if, after giving effect to such delivery, the total value of the Trust’s gold held by the Custodian exceeds $50 billion. If this limit is exceeded, the Sponsor anticipates that the Trustee, with the consent of the Sponsor, would retain an additional custodian. While the Sponsor will seek any agreement with an additional custodian to be at least as protective of the interests of the Trust as the current agreement with the Custodian is, the actual terms and conditions of such agreement will only be negotiated at the time such additional custodian becomes necessary. The identity of such additional custodian, as well as market conditions prevailing at the time, may, among other factors, result in the need to hire an additional custodian under terms and conditions significantly different from those in the agreement with JPMorgan Chase Bank N.A., London branch. For example, the duration of the agreement with the additional custodian, its fees, the maximum amount of gold that the additional custodian will hold on behalf of the Trust, the scope of the additional custodian’s liability (including with respect to gold held by subcustodians) and the additional custodian’s standard of care may not be exactly the same as in the agreement with JPMorgan Chase Bank N.A., London branch.

The Custodian is responsible for conducting certain limited inspections of the gold delivered by an Authorized Participant and exercising a level of care similar to that used for its own account. However, the Custodian is not responsible for conducting any chemical or other tests designed to verify that such gold meets the purity requirements referred to in the Trust Agreement.

The Custodian’s Fees are paid by the Sponsor.

The Custodian has agreed to purchase from the Trust, at the request of the Trustee, gold needed to cover Trust expenses at a price equal to the price used by the Trustee to determine the value of the gold held by the Trust on the date of the sale.

The Custodian and any of its subsidiaries and affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

Custody of the Trust’s Gold

The following is a description of the material provisions of the Custodian Agreement between the Trustee and JPMorgan Chase Bank N.A., London branch, as the Custodian, under which the Custodian will hold the gold that belongs to the Trust. For additional information, see the Custodian Agreement filed as an exhibit to the registration statement of which this prospectus is a part. The Custodian’s registered office is 125 London Wall, London, EC2Y 5AJ, England. English law governs the Custodian Agreement.

The Custodian will receive and hold gold that is deposited for the account of the Trust. The Custodian will release gold from the Trust’s account when instructed in writing by the Trustee, and not otherwise.

The Custodian may keep the Trust’s gold at locations in New York, Toronto or London, or with the consent of the Trustee and the Sponsor, in other places. The Custodian may, at its own expense and risk, use subcustodians to discharge its obligations to the Trust under the Custodian Agreement. The Custodian has agreed that it will only retain subcustodians if they agree to grant to the Trustee and the independent registered public accounting firm of the Trust access to records and inspection rights similar to those granted by JPMorgan Chase Bank N.A., London branch, in its agreement with the Trustee. The Custodian will remain responsible to the Trustee for any gold held by any subcustodian appointed by the Custodian to the same extent as if such gold were held by the Custodian itself.

When instructed by the Trustee, the Custodian will make gold from the Trust’s account available for collection at its office or at the office of a subcustodian where the gold is being held or will deliver up to 430 ounces of gold on an unallocated basis to any account maintained with it or, if the Custodian considers it lawful and practical, to an account maintained with any other custodial institution. As a result, in connection with redemptions of shares, gold may be received on an unallocated basis in an account maintained anywhere (if the Custodian considers it lawful and practical to do so), or gold may be collected at any of the physical locations where the Custodian is holding the Trust’s gold in England, the United States or Canada, to the extent the gold is available in any particular location.

The Custodian has agreed to use reasonable care in the performance of its duties to the Trust, and will only be responsible for any loss or damage suffered by the Trust as a direct result of the Custodian’s negligence, fraud or willful default in the performance of its duties. The Custodian’s liability to the Trust, if any, will be limited to the value of any gold lost, or the amount of any balance held on an unallocated basis, at the time of the Custodian’s negligence, fraud or willful default.

None of the Custodian, or its directors, employees, agents or affiliates will incur any liability to the Trust if, by reason of any law or regulation, or of an act of God, terrorism or other circumstance beyond the Custodian’s control, the Custodian is prevented or forbidden from, or delayed in, performing its obligations under the Custodian Agreement. The Custodian has agreed to indemnify the Trustee for any loss or liability directly resulting from a breach of the Custodian’s representations and warranties in the Custodian Agreement, a failure of the Custodian to act in accordance with the Trustee’s instructions or any physical loss, destruction or damage to the gold held for the Trust’s account, except for losses due to nuclear accidents, terrorism, riots, acts of God, insurrections, strikes and similar causes beyond the control of the Custodian for which the Custodian will not be responsible to the Trust. The Custodian will be responsible for the Trust’s gold held at subcustodians to the same extent as if that gold were in the Custodian’s own vault.

The Trust has agreed to indemnify the Custodian for any loss incurred in connection with the Custodian Agreement, other than losses due to the Custodian’s negligence, fraud or willful default.

The Custodian may hold gold for the account of the Trust on an unallocated basis. However, the Custodian must allocate gold bars to the account of the Trust so that no gold is held for the Trust’s account on an unallocated basis at the end of each business day of the Custodian.

The Custodian has agreed to maintain insurance in support of its custodial obligations under the Custodian Agreement, including covering any loss of gold. The Custodian has the right to reduce, cancel or allow to expire without replacement this insurance coverage, provided that it gives prior written notice to the Trustee. In the case of a cancellation or expiration without replacement, the required notice must be at least 30 days prior to the last day of coverage. The insurance is held for the benefit of the Custodian, not for the benefit of the Trust or the Trustee, and the Trustee may not submit a claim under the insurance maintained by the Custodian.

Either the Trustee or the Custodian may terminate the Custodian Agreement as of a date on or after January 1, 2015, by giving not less than 180 business days written notice to the other party.

The Trustee has agreed to submit to the non-exclusive jurisdiction of English courts in connection with any dispute arising under the Custodian Agreement. This submission to jurisdiction by the Trustee does not affect any right that the holders of the Shares may otherwise have to institute proceedings against the Trust, the Trustee or the Custodian before any other court of competent jurisdiction.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion of the material United States federal income tax consequences that generally will apply to the purchase, ownership and disposition of Shares by a U.S. Shareholder (as defined below), and certain United States federal income consequences that may apply to an investment in Shares by a Non-U.S. Shareholder (as defined below), represents, insofar as it describes conclusions as to United States federal income tax law and subject to the limitations and qualifications described therein, the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the Sponsor. The discussion below is based on the Code, Treasury Regulations promulgated thereunder and judicial and administrative interpretations of the Code, all as in effect on the date of this prospectus and all of which are subject to change either prospectively or retroactively. The tax treatment of Shareholders may vary depending upon their own particular circumstances. Certain Shareholders (including banks, financial institutions, insurance companies, tax-exempt organizations, broker- dealers, traders, Shareholders that are partnerships for United States federal income tax purposes, persons holding Shares as a position in a “hedging,” “straddle,” “conversion,” or “constructive sale” transaction for United States federal income tax purposes, persons whose “functional currency” is not the U.S. dollar, or other investors with special circumstances) may be subject to special rules not discussed below. In addition, the following discussion applies only to investors who will hold Shares as “capital assets” within the meaning of section 1221 of the Code. Moreover, the discussion below does not address the effect of any state, local or foreign tax law on an owner of Shares. Purchasers of Shares are urged to consult their own tax advisers with respect to all federal, state, local and foreign tax law considerations potentially applicable to their investment in Shares.

For purposes of this discussion, a “U.S. Shareholder” is a Shareholder that is:

•	an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes;

•

a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

A Shareholder that is not (i) a U.S. Shareholder as defined above or (ii) a partnership for United States federal income tax purposes is considered a “Non-U.S. Shareholder” for purposes of this discussion.

Taxation of the Trust

The Sponsor and the Trustee will treat the Trust as a “grantor trust” for United States federal income tax purposes. In the opinion of Clifford Chance US LLP, special United States federal income tax counsel to the Sponsor, the Trust will be classified as a “grantor trust” for United States federal income tax purposes. As a result, the Trust itself will not be subject to United States federal income tax. Instead, the Trust’s income and expenses will “flow through” to the Shareholders, and the Trustee will report the Trust’s income, gains, losses and deductions to the IRS on that basis. The opinion of Clifford Chance US LLP represents only its best legal judgment and is not binding on the IRS or any court. Accordingly, there can be no assurance that the IRS will agree with the conclusions of counsel’s opinion and it is possible that the IRS or another tax authority could assert a position contrary to one or all of those conclusions and that a court could sustain that contrary position. Neither the Sponsor nor the Trustee will request a ruling from the IRS with respect to the classification of the Trust for United States federal income tax purposes. If the IRS were to assert successfully that the Trust is not classified as a “grantor trust,” the Trust would be classified as a partnership for United States federal income tax purposes, which may affect timing and other tax consequences to the Shareholders.

The following discussion assumes that the Trust will be classified as a “grantor trust” for United States federal income tax purposes.

Taxation of U.S. Shareholders

Shareholders will be treated, for United States federal income tax purposes, as if they directly owned a pro rata share of the underlying assets held in the Trust. Shareholders also will be treated as if they directly received their respective pro rata shares of the Trust’s income, if any, and as if they directly incurred their respective pro rata shares of the Trust’s expenses. In the case of a Shareholder that purchases Shares for cash, its initial tax basis in its pro rata share of the assets held in the Trust at the time it acquires its Shares will be equal to its cost of acquiring the Shares. In the case of a Shareholder that acquires its Shares as part of a creation of a Basket, the delivery of gold to the Trust in exchange for the underlying gold represented by the Shares will not be a taxable event to the Shareholder, and the Shareholder’s tax basis and holding period for the Shareholder’s pro rata share of the gold held in the Trust will be the same as its tax basis and holding period for the gold delivered in exchange therefor. For purposes of this discussion, and unless stated otherwise, it is assumed that all of a Shareholder’s Shares are acquired on the same date and at the same price per Share. Shareholders that hold multiple lots of Shares, or that are contemplating acquiring multiple lots of Shares, should consult their own tax advisers as to the determination of the tax basis and holding period for the underlying gold related to such Shares.

When the Trust sells gold, for example to pay expenses, a Shareholder will recognize gain or loss in an amount equal to the difference between (a) the Shareholder’s pro rata share of the amount realized by the Trust upon the sale and (b) the Shareholder’s tax basis for its pro rata share of the gold that was sold. A Shareholder’s tax basis for its share of any gold sold by the Trust generally will be determined by multiplying the Shareholder’s total basis for its share of all of the gold held in the Trust immediately prior to the sale, by a fraction the numerator of which is the amount of gold sold, and the denominator of which is the total amount of the gold held in the Trust immediately prior to the sale. After any such sale, a Shareholder’s tax basis for its pro rata share of the gold remaining in the Trust will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale, less the portion of such basis allocable to its share of the gold that was sold. The delivery to the Trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces) and the subsequent delivery by the Trust of gold in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event.

Upon a Shareholder’s sale of some or all of its Shares, the Shareholder will be treated as having sold the portion of its pro rata share of the gold held in the Trust at the time of the sale that is attributable to the Shares sold. Accordingly, the Shareholder generally will recognize gain or loss on the sale in an amount equal to the difference between (a) the amount realized pursuant to the sale of the Shares, and (b) the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust at the time of sale that is attributable to the Shares sold, as determined in the manner described in the preceding paragraph.

A redemption of some or all of a Shareholder’s Shares in exchange for the underlying gold represented by the Shares redeemed generally will not be a taxable event to the Shareholder. In addition, a Shareholder that acquires its Shares as part of a creation of a Basket by the delivery to the Trust of gold in specified denominations (e.g., COMEX gold in denominations of 100 ounces), the subsequent redemption of its Shares for gold delivered by the Trust in different denominations (e.g., LBMA gold in denominations of 400 ounces) will not constitute a taxable event, provided that the amount of gold received upon redemption contains the equivalent metallic content of the gold delivered upon creation, less amounts accrued or sold to pay the Trust’s expenses and other charges. The Shareholder’s tax basis for the gold received in the redemption generally will be the same as the Shareholder’s tax basis for the portion of its pro rata share of the gold held in the Trust immediately prior to the redemption that is attributable to the Shares redeemed. The Shareholder’s holding period with respect to the gold received should include the period during which the Shareholder held the Shares redeemed. A subsequent sale of the gold received by the Shareholder will be a taxable event.

After any sale or redemption of less than all of a Shareholder’s Shares, the Shareholder’s tax basis for its pro rata share of the gold held in the Trust immediately after such sale or redemption generally will be equal to its tax basis for its share of the total amount of the gold held in the Trust immediately prior to the sale or redemption, less the portion of such basis which is taken into account in determining the amount of gain or loss recognized by the Shareholder upon such sale or, in the case of a redemption, is treated as the basis of the gold received by the Shareholder in the redemption.

Maximum 28% Long-Term Capital Gains Tax Rate for U.S. Shareholders Who Are Individuals

Under current law, gains recognized by individuals from the sale of “collectibles,” including gold, held for more than one year are taxed at a maximum rate of 28%, rather than the current maximum 20% rate applicable to most other long-term capital gains. For these purposes, gain recognized by an individual upon the sale of an interest in a trust that holds collectibles is treated as gain recognized on the sale of collectibles, to the extent that the gain is attributable to unrealized appreciation in value of the collectibles held by the Trust. Therefore, any gain recognized by an individual U.S. Shareholder attributable to a sale of Shares held for more than one year, or attributable to the Trust’s sale of any gold which the Shareholder is treated (through its ownership of Shares) as having held for more than one year, generally will be taxed at a maximum rate of 28%. The tax rates for capital gains recognized upon the sale of assets held by an individual U.S. Shareholder for one year or less or by a taxpayer other than an individual United States taxpayer are generally the same as those at which ordinary income is taxed.

3.8% Tax on Net Investment Income

The Health Care Reform and Education Reconciliation Act of 2010 (Pub. Law 111-152) requires certain U.S. Shareholders who are individuals to pay a 3.8% tax on the lesser of the excess of their modified adjusted gross income over a threshold amount ($250,000 for married persons filing jointly and $200,000 for single taxpayers) or their “net investment income,” which generally includes capital gains from the disposition of property. This tax is in addition to any capital gains taxes due on such investment income. A similar tax will apply to estates and trusts. U.S. Shareholders should consult their own tax advisers regarding the effect, if any, this law may have on their investment in the Shares.

Brokerage Fees and Trust Expenses

Any brokerage or other transaction fee incurred by a Shareholder in purchasing Shares will be treated as part of the Shareholder’s tax basis in the underlying assets of the Trust. Similarly, any brokerage fee incurred by a Shareholder in selling Shares will reduce the amount realized by the Shareholder with respect to the sale.

Shareholders will be required to recognize the full amount of gain or loss upon a sale of gold by the Trust (as discussed above), even though some or all of the proceeds of such sale are used by the Trustee to pay Trust expenses. Shareholders may deduct their respective pro rata shares of each expense incurred by the Trust to the same extent as if they directly incurred the expense. Shareholders who are individuals, estates or trusts, however, may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions. Individuals may deduct certain miscellaneous itemized deductions only to the extent they exceed 2% of adjusted gross income. In addition, such deductions may be subject to limitations under applicable provisions of the Code.

Investment by U.S. Tax-Exempt Shareholders

Certain U.S. Shareholders (“U.S. Tax-Exempt Shareholders”) are subject to United States federal income tax only on their “unrelated business taxable income” (“UBTI”). Unless they incur debt in order to purchase Shares, it is expected that U.S. Tax-Exempt Shareholders should not realize UBTI in respect of income or gains from the Shares. U.S. Tax-Exempt Shareholders should consult their own independent tax advisers regarding the United States federal income tax consequences of holding Shares in light of their particular circumstances.

Investment by Regulated Investment Companies

Mutual funds and other investment vehicles which are “regulated investment companies” within the meaning of Code section 851 should consult with their tax advisers concerning (i) the likelihood that an investment in Shares, although they are a “security” within the meaning of the Investment Company Act of 1940, may be considered an investment in the underlying gold for purposes of Code section 851(b), and (ii) the extent to which an investment in Shares might nevertheless be consistent with preservation of their qualification under Code section 851.

Investment by Certain Retirement Plans

Section 408(m) of the Code provides that the purchase of a “collectible” as an investment for an IRA, or for a participant-directed account maintained under any plan that is tax-qualified under section 401(a) of the Code, is treated as a taxable distribution from the account to the owner of the IRA, or to the participant for whom the plan account is maintained, of an amount equal to the cost to the account of acquiring the collectible. The Trust has received a private letter ruling from the IRS which provides that the purchase of Shares by an IRA or a participant-directed account maintained under a plan that is tax-qualified under section 401(a) of the Code, will not constitute the acquisition of a collectible or be treated as resulting in a taxable distribution to the IRA owner or plan participant under Code section 408(m). However, in the event any redemption of Shares results in the distribution of gold bullion to an IRA or a participant-directed account maintained under a plan that is tax-qualified under Section 401(a) of the Code, such distribution would constitute the acquisition of a collectible to the extent provided under section 408(m) of the Code. See “ERISA and Related Considerations.”

Taxation of Non-U.S. Shareholders

A Non-U.S. Shareholder generally will not be subject to United States federal income tax with respect to gain recognized upon the sale or other disposition of Shares, or upon the sale of gold by the Trust, unless (1) the Non-U.S. Shareholder is an individual and is present in the United States for 183 days or more during the taxable year of the sale or other disposition, and the gain is treated as being from United States sources; or (2) the gain is effectively connected with the conduct by the Non-U.S. Shareholder of a trade or business in the United States and certain other conditions are met.

United States Information Reporting and Backup Withholding

The Trustee will file certain information returns with the IRS, and provide certain tax-related information to Shareholders, in connection with the Trust. Each Shareholder will be provided with information regarding its allocable portion of the Trust’s annual income (if any) and expenses. A U.S. Shareholder may be subject to United States backup withholding tax in certain circumstances unless it provides its taxpayer identification number and complies with certain certification procedures. Non-U.S. Shareholders may have to comply with certification procedures to establish that they are not a United States person in order to avoid the information reporting and backup withholding tax requirements.

The amount of any backup withholding will be allowed as a credit against a Shareholder’s United States federal income tax liability and may entitle such a Shareholder to a refund, provided that the required information is furnished to the IRS in a timely manner.

Taxation in Jurisdictions Other Than the United States

Prospective purchasers of Shares that are based in or acting out of a jurisdiction other than the United States are advised to consult their own tax advisers as to the tax consequences, under the laws of such jurisdiction (or any other jurisdiction other than the United States to which they are subject), of their purchase, holding, sale and redemption of or any other dealing in Shares and, in particular, as to whether any value added tax, other consumption tax or transfer tax is payable in relation to such purchase, holding, sale, redemption or other dealing.

ERISA AND RELATED CONSIDERATIONS

The Employee Retirement Income Security Act of 1974 (“ERISA”) and/or section 4975 of the Code impose certain requirements on employee benefit plans and certain other plans and arrangements, including individual retirement accounts and annuities, Keogh plans, and certain collective investment funds or insurance company general or separate accounts in which such plans or arrangements are invested, that are subject to ERISA and/or the Code (collectively, “Plans”), and on persons who are fiduciaries with respect to the investment of assets treated as “plan assets” of a Plan. Investments by Plans are subject to the fiduciary requirements and the applicability of prohibited transaction restrictions under ERISA.

Government plans and some church plans are not subject to the fiduciary responsibility provisions of ERISA or the provisions of section 4975 of the Code, but may be subject to substantially similar rules under state or other federal law. Fiduciaries of any such plans are advised to consult with their counsel prior to an investment in Shares.

In contemplating an investment of a portion of Plan assets in Shares, the Plan fiduciary responsible for making such investment should carefully consider, taking into account the facts and circumstances of the Plan, the “Risk Factors” discussed above and whether such investment is consistent with its fiduciary responsibilities, including, but not limited to: (a) whether the fiduciary has the authority to make the investment under the appropriate governing plan instrument; (b) whether the investment would constitute a direct or indirect non-exempt prohibited transaction with a party in interest; (c) the Plan’s funding objectives; and (d) whether under the general fiduciary standards of investment prudence and diversification such investment is appropriate for the Plan, taking into account the overall investment policy of the Plan, the composition of the Plan’s investment portfolio and the Plan’s need for sufficient liquidity to pay benefits when due.

PLAN OF DISTRIBUTION

The Trust issues Shares in Baskets to Authorized Participants in exchange for deposits of gold on a continuous basis. Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Trust, a “distribution,” as such term is used in the Securities Act, will be occurring. Authorized Participants, other broker-dealers and other persons are cautioned that some of their activities will result in their being deemed participants in a distribution in a manner which would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, an Authorized Participant, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a Basket from the Trust, breaks the Basket down into the constituent Shares and sells the Shares to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter.

Investors that purchase Shares through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges. Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(a)(3)(C) of the Securities Act, would be unable to take advantage of the prospectus- delivery exemption provided by Section 4(a)(3) of the Securities Act.

The Sponsor intends to qualify the Shares in states selected by the Sponsor and that sales be made through broker-dealers who are members of Financial Industry Regulatory Authority, Inc. (“FINRA”). Investors intending to create or redeem Baskets through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

Because FINRA views the Shares as interests in a direct participation program, no FINRA-member, or person associated with a member, will participate in a public offering of Shares except in compliance with Rule 2310 of the FINRA Rules. The Authorized Participants do not receive from the Trust or the Sponsor any compensation in connection with an offering of the Shares.

LEGAL MATTERS

The validity of the Shares has been passed upon for the Sponsor by Clifford Chance US LLP, New York, New York, who, as special United States tax counsel to the Sponsor, has also rendered an opinion regarding the material federal income tax consequences relating to the Shares.

License Agreement

On January 29, 2004, The Bank of New York Mellon granted to the original Sponsor of the Trust (the “Licensee”) a perpetual, worldwide, non-exclusive, non-transferable license under The Bank of New York Mellon’s patents and patent applications that cover securitized gold products solely for the purpose of establishing, operating and marketing any securitized gold financial product that is sold, sponsored or issued by the Licensee.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Trust’s Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF CERTAIN
INFORMATION BY REFERENCE

This prospectus is a part of a registration statement on Form S-3 filed by the Sponsor with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. For further information about the Trust and about the securities offered hereby, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document as so filed.

The Trust files annual, quarterly and current reports and other information with the Securities and Exchange Commission (Commission File Number 001-32418). These filings contain important information which does not appear in this prospectus. For further information about the Trust, you may read and copy these filings at the SEC’s Internet site (www.sec.gov) or at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC allows the “incorporation by reference” of information into this prospectus, which means that information may be disclosed to you by referring you to other documents filed or which will be filed with the SEC. The following documents filed or to be filed by the Trust are so incorporated by reference:

1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

2.	All Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished by the Trust since the end of the fiscal year covered by the Annual Report on Form 10-K referred to above; and

3.	The description of the Shares contained in the registration statement on Form 8-A filed with the SEC on January 25, 2005.

In addition, unless otherwise provided therein, any reports filed by the Trust with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents and shall automatically update or supersede, as applicable, any information included in, or incorporated by reference into this prospectus.

Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

The Sponsor will provide you without charge, upon your written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with the prospectus. Please direct your written or telephone requests to iShares® Delaware Trust Sponsor LLC, 400 Howard Street, San Francisco, CA 94105, Attention: Mutual Fund Administration (Tel: 1-800-474-2737). You may also obtain information about the Trust by visiting its website at www.iShares.com. Information contained in the Trust’s website is not part of this prospectus.

GLOSSARY

In this prospectus, each of the following terms has the meaning set forth below:

“Authorized Participant” — A person who, at the time of submitting to the Trustee an order to create or redeem one or more Baskets (i) is a registered broker-dealer, (ii) is a DTC Participant or an Indirect Participant, and (iii) has in effect a valid Authorized Participant Agreement.

“Authorized Participant Agreement” — An agreement entered into by an Authorized Participant, the Sponsor and the Trustee that provides the procedures for the creation and redemption of Baskets.

“Basket” — A block of 50,000 Shares (as such number may be increased or decreased pursuant to the Trust Agreement).

“Basket Gold Amount” — The amount of gold (measured in Fine Ounces), determined on each Business Day by the Trustee, which Authorized Participants must transfer to the Trust in exchange for a Basket, or will receive in exchange for each Basket surrendered for redemption.

“Business Day” — Any day other than: (i) a Saturday or a Sunday, or (ii) a day on which NYSE Arca is closed for regular trading.

“CFTC” — Commodity Futures Trading Commission, an independent agency with the mandate to regulate commodity futures and option markets in the United States, or any successor governmental agency in the United States.

“Code” — The United States Internal Revenue Code of 1986, as amended.

“COMEX” — The exchange market on gold futures contracts operated by Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

“Commodity Exchange Act” or “CEA” — The United States Commodity Exchange Act of 1936, as amended.

“Custodian” — JPMorgan Chase Bank, N.A., a national banking association acting through its London branch.

“Custodian Agreement” — The agreement, governed by English law, between the Trustee and the Custodian regarding the custody of the Trust’s gold.

“DTC” — The Depository Trust Company, a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

“DTC Participant” — An entity that has an account with DTC.

“ERISA” — The Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” — The United States Securities Exchange Act of 1934, as amended.

“Fine Ounce” — An Ounce of 100% pure gold. The number of Fine Ounces in a gold bar may be calculated by multiplying the gross weight in Ounces by the fineness, expressed as a fraction of the fine metal content in parts per 1000.

“FINRA” — Financial Industry Regulatory Authority, Inc.

“Indirect Participant” — An entity that has access to the DTC clearing system by clearing securities through, or maintaining a custodial relationship with, a DTC Participant.

“IRA” — Individual retirement account.

“IRS” — Internal Revenue Service.

“LBMA” — The London Bullion Market Association, a trade association that acts as the coordinator for activities conducted on behalf of its members and other participants in the London bullion market.

“London Good Delivery Bar” — A bar of gold meeting the London Good Delivery Standards.

“London Good Delivery Standards” — The specifications for weight, dimensions, fineness (or purity), identifying marks and appearance of gold bars as set forth in “The Good Delivery Rules for Gold and Silver Bars” published by the LBMA.

“London PM Fix” — As of any day, the price of gold fixed in the afternoon of such day (London time) by the London Gold Market Fixing Ltd.

“NAV” — Net asset value per Share. See “Business of the Trust — Valuation of Gold; Computation of Net Asset Value” for a description of how the net asset value of the Trust and the NAV are calculated.

“Non-U.S. Shareholder” — A shareholder that is not a U.S. Shareholder.

“NYMEX” — New York Mercantile Exchange, Inc.

“NYSE Arca” — The NYSE Arca Marketplace operated by NYSE Arca Equities, Inc.

“OTC” — The global Over-the-Counter market for the trading of gold which consists of transactions in spot, forwards, and options and other derivatives.

“Ounce” — A troy ounce, equal to 1.0971428 ounces avoirdupois. “Avoirdupois” is the system of weights used in the U.S. and Great Britain for goods other than precious metals, gems and drugs. In that system, a pound has 16 ounces and an ounce has 16 drams.

“Plan” — Any (a) employee benefit plan (as defined in Section 3(3) of ERISA) that is subject to the fiduciary responsibility provisions of ERISA, as set forth in Title I thereof, (b) plan described in Section 4975(e)(1) of the Code that is subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans, (c) entity whose underlying assets include plan assets by reason of a plan’s investment in such entity.

“SEC” — The Securities and Exchange Commission of the United States, or any successor governmental agency in the United States.

“Securities Act” — The United States Securities Act of 1933, as amended.

“Shareholders” — Owners of beneficial interests in the Shares.

“Shares” — Units of fractional undivided beneficial interest in the net assets of the Trust which are issued by the Trust.

“Sponsor” — iShares® Delaware Trust Sponsor LLC, an indirect subsidiary of BlackRock, Inc.

“TOCOM” — The Tokyo Commodity Exchange.

“Tonne” — One metric ton which is equivalent to 1,000 kilograms or 32,150.7465 troy ounces.

“Trust” — The iShares® Gold Trust, a New York trust formed pursuant to the Trust Agreement.

“Trust Agreement” — The Third Amended and Restated Depositary Trust Agreement dated February 28, 2013, among the Sponsor, The Bank of New York Mellon, the registered and beneficial owners from time to time of Shares and all persons that deposit gold for creation of Shares under which the Trust is governed.

“Trustee” — The Bank of New York Mellon, a banking corporation organized under the laws of the State of New York with trust powers.

“Unallocated” — Gold is said to be held in unallocated form at a custodian when the person in whose name gold is so held is entitled to receive delivery of gold in the amount standing to the credit of that person’s account, but that person has no ownership interest in any particular gold that the custodian maintaining the account owns or holds. In contrast, gold is held in “allocated” form when specific bars of gold held by the custodian are identified as the property of the person holding the “allocated” account.

“U.S. Shareholder” — A Shareholder that is (1) an individual who is treated as a citizen or resident of the United States for United States federal income tax purposes; (2) a corporation (or an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (3) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or (4) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust that has made a valid election under applicable Treasury Regulations to be treated as a domestic trust.

iShares® Gold Trust

80,700,000 Shares

PROSPECTUS

October 10, 2014

IS-P-IAU-1014

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The trust shall not bear any expenses incurred in connection with the issuance and distribution of the securities being registered. These expenses shall be paid by the sponsor.

Item 15.	Indemnification of Directors and Officers.

Section 5.6(b) of the Trust Agreement provides that the trustee shall indemnify the sponsor, its directors, employees and agents against, and hold each of them harmless from, any loss, liability, cost, expense or judgment (including reasonable fees and expenses of counsel) (i) caused by the negligence or bad faith of the trustee or (ii) arising out of any information furnished in writing to the sponsor by the trustee expressly for use in the registration statement, or any amendment thereto, or in a periodic report filed with the SEC relating to the Shares that is not materially altered by the sponsor.

Section 5.6(d) of the Trust Agreement provides that the sponsor and its shareholders, directors, officers, employees, affiliates (as such term is defined under the Securities Act of 1933, as amended) and subsidiaries shall be indemnified from the trust and held harmless against any loss, liability or expense incurred without their (1) negligence, bad faith, willful misconduct or willful malfeasance arising out of or in connection with the performance of its obligations under the Trust Agreement or any actions taken in accordance with the provisions of the Trust Agreement or (2) reckless disregard of their obligations and duties under the Trust Agreement.

Item 16.	Exhibits.

(a) Exhibits

Exhibit No	Description

4.1	Third Amended and Restated Depositary Trust Agreement	Incorporated by reference to Exhibit 4.1 filed with the Annual Report on Form 10-K filed by the Registrant on February 28, 2013

4.2	Standard Terms for Authorized Participant Agreements	Incorporated by reference to Exhibit 4.2 filed with the Amendment No. 1 to Annual Report on Form 10-K filed by the Registrant on November 12, 2008

5	Opinion of Clifford Chance US LLP as to legality	Filed herewith

8	Opinion of Clifford Chance US LLP as to tax matters	Filed herewith

10.1	First Amended and Restated Custodian Agreement between The Bank of New York Mellon and JPMorgan Chase Bank N.A., London branch	Incorporated by reference to Exhibit 10.1 filed with Current Report on Form 8-K on September 2, 2010

10.2	Sub-license Agreement	Incorporated by reference to Exhibit 10.2 filed with the Amendment No. 1 to Annual Report on Form 10-K filed by the Registrant on November 12, 2008

10.3	First Amendment to First Amended and Restated Custodian Agreement between The Bank of New York Mellon and JPMorgan Chase Bank N.A., London branch.	Incorporated by reference to Exhibit 10.1 filed with Current Report on Form 8-K on February 14, 2012

10.4	Assignment, Delegation and Assumption Agreement between BlackRock Asset Management International Inc. and iShares Delaware Trust Sponsors LLC	Incorporated by reference to Exhibit 10.4 filed with the Post-Effective Amendment No. 1 to Registration Statement No. 333-184325 on November 16, 2012

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith

23.2	Consent of Clifford Chance US LLP	Included in Exhibits 5 and 8

24.1	Powers of attorney are included on the signature page to this registration statement

(b) Financial Statement Schedules

Not applicable.

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

(A) Paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8 (§239.16b of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B) Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 (§239.13 of this chapter) or Form F-3 (§239.33 of this chapter) and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) (§230.424(b) of this chapter) that is part of the registration statement.

(C) Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 (§239.11 of this chapter) or Form S-3 (§239.13 of this chapter), and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance or Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of an included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability proposes of the issuer and any person that is at that date an underwriter such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchase with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

 (6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California, on October 10, 2014.

iShares® Delaware Trust Sponsor LLC Sponsor of the iShares® Gold Trust*

By:	/s/ Patrick Dunne
Patrick Dunne
Chief Executive Officer, Principal Executive Officer, President

By:	/s/ Jack Gee
Jack Gee
Chief Financial Officer, Principal Accounting Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes Patrick Dunne, Jack Gee, Paul Lohrey, Philip Jensen, Peter F. Landini and Kimun Lee, and each of them singly, his true and lawful attorneys-in-fact with full power to sign on behalf of such person, in the capacities indicated below, any and all amendments to this registration statement and any subsequent related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and generally to do all such things in the name and on behalf of such person, in the capacities indicated below, to enable the Registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission thereunder, hereby ratifying and confirming the signature of such person as it may be signed by said attorneys-in-fact, or any of them, on any and all amendments to this registration statement or any such subsequent related registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities* and on the dates indicated.

Signature	Capacity	Date

/s/ Patrick Dunne	Chief Executive Officer, President	September 30, 2014
Patrick Dunne

/s/ Jack Gee	Director, Chief Financial Officer, Principal Accounting Officer	September 29, 2014
Jack Gee

/s/ Paul Lohrey	Director	September 29, 2014
Paul Lohrey

/s/ Philip Jensen	Director	October 4, 2014
Philip Jensen

/s/ Peter F. Landini	Director	October 7, 2014
Peter F. Landini

/s/ Kimun Lee	Director	October 7, 2014
Kimun Lee

* The Registrant is a trust and the persons are signing in their capacities as officers or directors of iShares® Delaware Trust Sponsor LLC, the sponsor of the Registrant.